As filed with the Securities and Exchange Commission on January 22, 1997
                                                     Registration Number 0-16206
                    ========================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                    ========================================
                             AMENDMENT NUMBER TWO TO
                        FORM SB-2 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                    ========================================
                         OAK TREE MEDICAL SYSTEMS, INC.
                 (Name of Small Business Issuer in Its Charter)

           Delaware                        8049                  02-0401674

        (State or other              (Standard Industrial         (IRS Employer
jurisdiction of incorporation)     Classification Code Number)     I.D. Number)

                         OAK TREE MEDICAL SYSTEMS, INC.
                           2 Gannett Drive, Suite 215
                          White Plains, New York 10604
                                 (914) 694-2500
               (Address, including zip code and telephone number,
                  including area code, of Registrants principal
               executive offices and principal place of business)

                                William Kedersha
                             Chief Executive Officer
                         Oak Tree Medical Systems, Inc.
                           2 Gannett Drive, Suite 215
                          White Plains, New York 10604
                                 (914) 694-2500
               (Address, including zip code, and telephone number,
                   including area code, of agent for service.)


                                   Copies to:

                                Bruce Rabb, Esq.
                        Kramer, Levin, Naftalis & Frankel
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]

                         CALCULATION OF REGISTRATION FEE
======================================================================================================
                                    Maximum              Maximum            Amount of
Title of Each Class of              Amount to          Offering Price       Offering      Registration
Securities to be Registered     be Registered(1)        Per Unit (2)         Price (2)        Fee(3)
---------------------------     ----------------      ----------------    ------------   ----------
Common Stock, $.01 par value        347,200             $ 5.00            $ 1,736,000        $ 526.06

======================================================================================================

(1) Pursuant to Rule 416, there are also being registered hereunder such additional shares as may be issued to the Selling Stockholders because of future stock dividends, stock distributions, stock splits or similar capital readjustments.


(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c). The Proposed Maximum Offering Price Per Share is based upon the average of the bid and asked price reported by the National Association of Securities Dealers on January 15, 1997, which is within five business days prior to the date of this Amendment to the Registration Statement.

(3) $364 was paid on June 24, 1996 in connection with the filing of the original Registration Statement.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED JANUARY __, 1997

PROSPECTUS
                         347,200 Shares of Common Stock

                         Oak Tree Medical Systems, Inc.

         This Prospectus relates to the offering of 347,200 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Oak Tree Medical Systems, Inc. (the "Company") by certain stockholders of the Company (the "Selling Stockholders"). The Shares offered hereby include 142,200 shares of Common Stock acquired by Selling Stockholders from the Company in private transactions and 205,000 shares of Common Stock issuable upon exercise of stock options and warrants (the "Rights") issued by the Company in private transactions to certain Selling Stockholders.

         The Shares may be offered from time to time by the Selling Stockholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. The Company will pay the expenses of the offering of the Shares, estimated at $_____. See "Selling Stockholders" and "Plan of Distribution."

         The resale of the Shares by the Selling Stockholders are subject to prospectus delivery and other requirements of the Securities Act of 1933, as amended ("Securities Act"). The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the sale of the Shares may be deemed "underwriters" under the Securities Act and commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

         THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THEREFORE, EACH INVESTOR SHOULD CONSIDER VERY CAREFULLY THE RISK FACTORS AND OTHER INFORMATION SET FORTH IN THE PROSPECTUS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE NOR HAS THE COMMISSION OR ANY STATE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is [___________, 1997]

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Such material is also available on the Commission's site on the World Wide Web at http:\\www.sec.gov. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Commission a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered by this Prospectus. This Prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits, to, the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to the applicable document filed with the Commission.

                               PROSPECTUS SUMMARY

         The following is a summary of certain information contained in this Prospectus, and is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in the Prospectus and should be read in conjunction with that information and those financial statements and notes. Every prospective investor is urged to read this Prospectus in its entirety.

The Company

         Oak Tree Medical Systems, Inc., a Delaware corporation (the "Company"), is engaged in the business of owning, operating and managing physical therapy clinics, comprehensive outpatient rehabilitation facilities (CORF) and related medical practices in Florida and New York. In North Florida, the Company owns and operates three physical therapy clinics, a medical practice, specializing in neurology and physiatry, and a comprehensive outpatient rehabilitation facility. The Company also owns three New York City based physical therapy centers acquired in October 1996, and four Long Island, New York based physical therapy centers acquired in December 1996.

         The Company intends to continue to explore opportunities for the acquisition of physical therapy centers in the Northeast, where such centers can be acquired at attractive prices and on other appropriate terms.

         The Company was organized in May 1986 as Oak Tree Construction Computers, Inc. In June 1994, the name of the Company was changed to Oak Tree Medical Systems, Inc. Its executive offices are located at 2 Gannett Drive, Suite 215, White Plains, New York 10604, and its telephone numbers is (914) 694-2500. References to the "Company" include Oak Tree Medical Systems, Inc., and its subsidiaries, unless the context otherwise requires.

                                  THE OFFERING

Common Stock offered by Selling
   Stockholders....................     347,200 shares.

Common Stock outstanding
   immediately prior to the
   Offering .......................     2,734,383 shares.

Common Stock outstanding
   after the Offering(1)...........     2,939,383 shares.

Risk Factors.......................     The  Common  Stock  offered  hereby  are
                                        highly speculative in nature and involve
                                        a high degree of risk.  Therefore,  each
                                        investor  should consider very carefully
                                        the  risk   factors  and   conflicts  of
                                        interest  described in this  Prospectus.
                                        See "Risk Factors" and "Dilution."

Use of Proceeds....................     The   Company   will  not   receive  any
                                        proceeds of any sale of any security by the Selling Stockholders. Any proceeds received by the Company from time to time upon exercise of the Rights will be used for working capital and general corporate purposes.

 ---------------

(1) Includes 205,000 shares issuable upon exercise of the Rights but not any other options or warrants.

                                  RISK FACTORS

         THE SECURITIES REGISTERED HEREBY ARE HIGHLY SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK, INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE RISK FACTORS DESCRIBED BELOW. THEY SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT IN THE COMPANY. EACH PROSPECTIVE INVESTOR, PRIOR TO MAKING AN INVESTMENT IN THE COMPANY, SHOULD CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS ALL OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

Limited History of Operating Physical Therapy Clinics

         From 1986 to 1990, the Company was engaged in an unrelated business and for a number of years thereafter the Company was inactive. In January 1995, the Company acquired physical therapy and rehabilitation centers and related medical practices in North Florida, and in October 1996, the Company began the acquisition of clinics in the New York metropolitan area. Although the Company anticipates that its future growth will occur primarily in the Northeast, it has only recently begun its operations in this region. Because of the Company's limited operating history, there can be no assurance that the Company will realize its growth plans, that its operations will continue to be profitable or that it will be successful in responding to future changes in the business and regulatory environment in which it operates.

Significant Capital Requirements

         The Company's capital requirements have been and will continue to be significant, particularly with respect to acquisitions. The Company in the past has used private placements of its equity securities to fund certain of its capital requirements, including acquisitions. The Company continues to explore opportunities to raise private equity capital, although the Company has no current arrangements to do so and there can be no assurance that its efforts to raise private capital will be successful. If the Company is unable to raise additional capital, its future operations and growth strategy may be materially adversely affected.

Competition

         The physical therapy industry is highly competitive, with certain competitors having substantially greater financial, marketing, development and other resources than the Company. Both larger and smaller competitors may have individual facilities with greater resources than individual, competing facilities operated by the Company. Also, the industry is subject to continuous changes regarding the provision of services and the selection of care providers, and certain competitors may be more successful than the Company in adapting to these changes in a timely and effective manner. In addition, many other companies have been organized to pursue acquisition of health care-related clinics. Such companies, certain of which may be better capitalized than the Company, may be competing for acquisitions in the areas targeted by the

Company for expansion, thereby frustrating or rendering more costly the Company's growth strategy.

Government Regulation

         The provision of health care services, including physical therapy-related services, is subject to federal and state laws and regulations. The Company believes that its operations comply with applicable laws and regulations. However, many of such laws and regulations have not been authoritatively interpreted by the courts or relevant administrative agencies or contain ambiguous legal standards, so that the Company's statutory and regulatory compliance may be subject to challenge. Moreover, there can be no assurance that the subsequent adoption of laws or interpretations of existing laws will not regulate, restrict or otherwise adversely affect the Company's business.

         The laws of a number of states, including New York where a substantial number of the Company's clinics are located, prohibit a corporation from engaging in the practice of health care, including physical therapy, or from exercising control over professionals engaged in the health care field. Certain states, including New York, also prohibit "fee splitting" between physicians and non-physicians. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the purchase, lease or order of items or services that are covered by Medicare or state health programs. The Company believes that its ownership of physical therapy clinics and the provision of equipment, location, managerial, administrative and non-medical support services to the clinics does not constitute the corporate practice of physical therapy, since licensed physical therapists exercise complete control over the provision of all physical therapy services. Nevertheless, there can be no assurance that the statutes prohibiting the corporate practice of physical therapy services will not be construed or modified in the future to prohibit the operations of the Company as they are presently being conducted.

         In the event that the Company is found to be engaged in a prohibited practice, the Company would be required to restructure its operations so as to be in compliance with applicable law. In addition, the Company could be subject to fines and penalties.

Risks Associated with the Acquisition of Businesses

         The Company's growth in the physical therapy business has been the result of acquisitions. The Company's strategy for further growth calls for the acquisition of additional physical therapy practices, particularly in the Northeast. In this regard, the Company is continually reviewing potential acquisition candidates. However, there can be no assurance that suitable acquisitions will be available, that identified acquisition candidates will not be lost to competitors with greater financial resources, that the Company will be able to obtain sufficient funds to make such acquisitions, that such acquisitions can be negotiated on acceptable terms or that the operations of acquired businesses can be effectively and profitably integrated into the operations of the Company.

Partial Payment for Acquisitions with Registered Stock

         The Company has in the past and intends in the future to make partial payment of the cost of business acquisitions in shares of the Company's Common Stock. The Company believes that the issuance of such shares will be non-dilutive, in that the Company will receive fair value for its stock through the ownership of the acquired businesses. However, the value of the acquired businesses to the Company will depend on their future earnings and performance. There can be no assurance that such earnings and performance will materialize as anticipated at the time of the issuance of Company stock as purchase consideration.

Control by Principal Stockholders

         The two principal stockholders of the Corporation, Nevada Minerals Corporation ("Nevada Minerals") and Irene Stack, own, beneficially, an aggregate of approximately 48% of the issued and outstanding shares of Common Stock. These stockholders are not presently acting together (and Nevada Minerals has sued Ms. Stack claiming a return of certain of her shares). As in any company with a limited shareholder base, a small minority of stockholders could place themselves in a position to control the outcome of matters requiring a vote of stockholders including the election of the members to the Board of Directors of the Company. See "Principal Stockholders."

Dependence on and Changes in Management

         The Company is dependent upon the services of its executive officers and key employees for management of the Company and implementation of its growth strategy. The loss of these executive officers or key employees could have a material adverse effect on the Company's operations. As its operations expand, the Company is also dependent upon its ability to attract and retain qualified employees and consultants for ongoing business operations. The Company has keyman insurance on its key officers and employees.

         In August 1996, the Company's founder and chief executive officer since inception resigned. Together with the appointment of a new chief executive officer in September 1996, the Company has made various management changes, particularly in connection with its North Florida operations. While the Company believes that these management changes are in its best interests, the changes may in the short term result in a loss of operational continuity, particularly with respect to the Company's North Florida businesses.

Exposure to Professional Liabilities

         The Company may become involved in malpractice claims with the attendant risk of damage awards. Although the Company presently maintains malpractice insurance in the aggregate amount of $3,000,000 and $1,000,000 on a per claim basis, there can be no assurance that a future claim or claims will not exceed the limits of available insurance coverage or that such coverage will continue to be available at commercially reasonable rates, if at all. Therapists and other medical personnel at the Company's clinics are not obligated to indemnify the Company in the event of any loss sustained by the Company in connection with such professionals' malpractice or other liability. In the event of a successful claim against the Company that is uninsured in whole or in part, the Company's business and financial condition could be materially adversely affected. See "Business--Legal Proceedings."

Reimbursement of Health Care Costs

         The Company's revenues are derived from managed care health plans, such as health maintenance organizations or preferred provider groups, private payor, government reimbursement programs and workman's compensation and personal injury payors. Substantial health care reforms have been proposed, including the implementation of a government-directed national health care system, stringent health care cost-containment measures and other changes in the way health-care related services may be delivered and priced. Adoption of certain of the proposals could adversely effect the Company's business and prospects. The implementation, extent, details, timing and particular effects on the Company of these reforms cannot be predicted. In addition, continuing efforts of third-party payors to reduce costs may result in more restrictive reimbursement policies to service providers such as the Company. Implementation of such policies could adversely affect the Company's financial performance.

Investment in Accord Futronics Corp.

         In June 1995, the Company exchanged gold ore valued at $5,000,000 for 6,000,000 shares of common stock of Accord Futronics Corporation ("Accord"). The gold ore was acquired in May 1993 from one of the Company's principal stockholders in exchange for 1,350,000 shares of Common Stock. The Company has the right to receive a royalty of 12 1/2% of the net mining income from processing of the gold ore transferred to Accord. However, Accord is not currently mining the gold ore, and the Company cannot predict when, if ever, such mining will occur. The book value of the Accord common stock constitutes approximately 39% of the book value of the Company's assets as of November 30, 1996. No current financial information is available for Accord, and, if the Company cannot obtain such information, the Company may write down all or a substantial portion of its investment in Accord. The Company does not anticipate that such a write down would materially adversely affect the Company's medical business or its growth and profitability in the medical business management field.

No Cash Dividends

         The Company has never paid dividends on its Common Stock. The payment of dividends in the future rests within the discretion of the Company's Board of Directors and will depend on the existence of sufficient earnings, the Company's financial requirements and other factors.

The Company does not anticipate paying cash dividends for the foreseeable future and intends to devote any earnings to the development of the Company's business.

Limited Trading Market; Risks Relating to Low-Priced Stocks

         The Common Stock is currently traded in the Over-the-Counter Market, with bid and asked prices being reported on the OTC Electronic Bulletin Board of the National Association of Securities Dealers (the "NASD"). The Company has filed an application for the listing of the Common Stock on the Small Cap market of The Nasdaq Stock Exchange, but there can be no assurance that the application will be accepted or, if accepted, the timing thereof.

         Because and for so long as the Common Stock is not traded on an established securities exchange, investors may find it difficult to dispose of or to obtain accurate quotations for the Common Stock. In addition, if the trading price of the Common Stock were to remain below $5.00 per share, trading in the Common Stock could also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exemptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell their Common Stock in the secondary market.

Volatility of Common Stock Price

         The market price of the Company's Common Stock has been, and may in the future be, highly volatile. Sales of a substantial number of shares of Common Stock (including pursuant to this Prospectus), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. In addition, factors such as a change in the services or products provided by the Company or its competitors, as well as changes in the health care industry generally, could have a significant impact on the market price of the Common Stock. Further, in recent years, the securities markets have experienced a high level of price and volume volatility and the market prices of securities for many companies, particularly emerging companies, have experienced wide fluctuations which have not necessarily been related to the operating performance of such companies.

Shares Eligible for Future Sale

         Approximately [75%] of the approximately 2,700,000 shares of Common Stock outstanding as of the date of this Prospectus are "restricted securities," as that term is defined under Rule 144 promulgated under the Act. As of the date of this Prospectus, approximately [1,750,000] of such shares are eligible for sale under Rule 144. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market likely would have a material adverse effect on prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

Outstanding Options and Warrants

         As of the date of this Prospectus, there are outstanding (vested and unvested) stock options and warrants to purchase an aggregate of approximately [750,000] shares of Common Stock at exercise prices ranging from $[1.6875] to $[7.00] per share. To the extent that outstanding options or warrants are exercised, dilution to the Company's stockholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants can be expected to exercise or convert them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than the exercise or conversion terms provided by such outstanding securities.

                                 USE OF PROCEEDS

         The Company is not offering any securities pursuant to this prospectus and will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. Upon the exercise of the Rights, the Company could realize up to approximately $1,208,333 in exercise proceeds. Such proceeds may be used by the Company for, among other things, working capital, general corporate purposes and acquisitions. No assurance can be given that any Rights will be exercised. The Company has agreed to pay the expenses incurred in connection with this offering, estimated to be approximately $ ______.


                                 DIVIDEND POLICY

         To date, the Company has not paid any cash dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend on the Company's earnings, its capital requirements and financial condition and other relevant factors. The Company does not intend to declare any dividends in the foreseeable future.


                           PRICE RANGE OF COMMON STOCK

         The Company's Common Stock in the over-the-counter market on the OTC Electronic Bulletin Board of the NASD. The following table sets forth, for the periods indicated, high and low closing bid prices for the Common Stock in the over-the-counter market as reported by the NASD. The information below reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                              Low Bid               High Bid
Fiscal Year Ended May 31, 1995

         First Quarter                        $  1-3/8              $   1-7/8
         Second Quarter                          3-1/4                  4
         Third Quarter                           2-3/4                  3-5/8
         Fourth Quarter                          1-3/4                  3-1/4

Fiscal Year Ended May 31, 1996

         First Quarter                           2-3/4                  8
         Second Quarter                          7                      8-1/2
         Third Quarter                           6-1/8                  9
         Fourth Quarter                          6                      8-7/16

Fiscal Year Ended May 31, 1997

         First Quarter                          4-5/8                   7-3/4
         Second Quarter                         4                       7-7/8
         Third Quarter                          3-5/8                   5-1/2
           (Through January 17, 1997)

         As of November 30, 1996, there were approximately 130 holders of record of the Company's Common Stock. The Company believes that, in addition, there are in excess of 400 beneficial owners of its Common Stock whose shares are held in "street name."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITIONS AND RESULTS OF OPERATION

Background

         In January 1995, the Company acquired the assets and operations in North Florida of five physical therapy clinics and an attendant neurology and physiatry medical practice. Between March 1995 and March 1996, the Company closed three clinic offices and opened one new facility. The Company acquired two CORF licenses at the end of 1994 and the beginning of 1995. In October 1996, the Company acquired three New York City based physical therapy centers, and in December 1996, the Company acquired four Long Island, New York based physical therapy centers. For a number of years prior to 1995, the Company was inactive.

Results of Operations

          Six Months Ended November 30, 1996 Compared to Six Months Ended November 30, 1995

         Patient revenues increased by 11.8% to $2,239,145 from $2,003,592 in the six months ended November 30, 1996 (the "Fiscal 1997 Six Month Period") compared with the six months ended November 30, 1995 (the "Fiscal 1996 Six Month Period"). The increase in revenues was primarily attributable to the acquisition of three New York City clinics, whose results of operations were included with the Company's results for October and November 1996. To a lesser extent, the increase also reflects improved operations and more efficient billings at the Company's North Florida clinics during the second quarter of fiscal 1997, attributable, in part, to the implementation of new financial controls and accounting systems.

         Total expenses were $1,492,232 or 66.6% of revenues for the Fiscal 1997 Six Month Period, compared with expenses of $1,299,615 or 64.9% of revenues for the Fiscal 1996 Six Month Period. Expenses increased as percentage of revenues during the Fiscal 1997 Six Month Period as compared to the Fiscal 1996 Six Month Period as a result of increased depreciation and amortization expenses attributable to the New York City clinics acquired in the second quarter of the fiscal 1997, and increased interest expense associated with a substantially increased borrowings and higher interest rates. The increase was offset in part by a percentage reduction in selling, general and administrative expenses, which dropped to 58.2% of revenues in the Fiscal 1997 Six Month Period from 60% of revenues in the Fiscal 1996 Six Month Period. The decline was primarily attributable to a downward adjustment in allowance for doubtful accounts.

         As a result of these factors, income from continuing operations increased by 6% to $746,913 in the Fiscal 1997 Six Month Period from $703,977 in the Fiscal 1996 Six Month Period. Net income increased by 8.9% to $485,724 in the Fiscal 1997 Six Month Period from $445,877 in the Fiscal 1996 Six Month Period.

         1996 Fiscal Year Compared to 1995 Fiscal Year

         Because the Company commenced its current operations at the end of January 1995, and was previously inactive, the fiscal year ended May 31, 1995 (the "1995 fiscal year") contains the operations of the Company for only four months, as compared with the fiscal year ended May 31, 1996 (the "1996 fiscal year"), which contains operations for a full fiscal year. For this reason, the results of the Company's operations in the fiscal 1996 year and the fiscal 1995 year are not comparable in absolute terms. During the fiscal 1996 fiscal year, the Company consolidated certain of its activities and moved certain of its operations to new, expanded facilities in the Jacksonville, Florida area. The resulting disruptions in patient care had a minor effect on the number of patient visits and revenues in the 1996 fiscal year.

         Revenues  for  the  1996  fiscal  year  were  $4,663,792   compared  to
$2,652,889 for the 1995 fiscal year.

         Expenses were $3,419,184 for the 1996 fiscal year compared to $2,264,932 for the 1995 fiscal year. The Company reduced its operating expenses from 89% of the net patient service income in the 1995 fiscal year to 73% of net patient service income in the 1996 fiscal year. Expenses include compensation expense, selling, general and administrative expense, interest expense and depreciation and amortization expense. Compensation expense increased from $797,356 in the 1995 fiscal year to $1,910,452 in the 1996 fiscal year because of increased compensation to employees in the 1996 fiscal year reflecting a full year of operations, as well as the replacement in the 1996 of certain leased personnel with Company employees. Selling, general and administrative expense declined from $1,363,525 in the 1995 fiscal year to $1,197,027 in the 1996 fiscal year because of the closing of two clinics during the 1996 fiscal year, resulting in a reduction of certain personnel, supply and rent expenses. Interest expense increased from $38,600 in the 1995 fiscal year to $130,928 in the 1996 fiscal year because of increased borrowing in 1996 and a loan broker's fee included in the 1996 amount.

         Income from operations for the 1996 fiscal year were $869,690 compared to $260,957 for the 1995 fiscal year. Net income for the 1996 fiscal year was $1,039,996 compared to $260,959 for the 1995 fiscal year. Net income for the 1996 fiscal year included cancellation of indebtedness income of $281,488, less related income taxes of $111,190, in connection with the forgiveness of certain obligations owed by the Company to certain of its stockholders and officers.

Liquidity and Capital Resources

         The Company has been funding its capital requirements from operating cash flow, loans against its accounts receivable, the sale of equity securities and the issuance of equity securities in exchange for assets acquired and services rendered. A significant portion of the revenues of the Company are for services that are paid by third party payors, including insurance companies and Medicare. As is typical in the health care industry, the Company receives payment after the services are rendered. Such payment is based, in part, on established cost reimbursement principles and is subject to audit and retroactive adjustment. While waiting for payment from third party payors, the Company is required to fund its expenses from internal, and to the extent available, external financing sources.

         Because  of  the  often   substantial   delay   between   billings  and
collections, patient care receivables (net of allowances) constitute a substantial portion of the Company's assets, approximately 90% of its current assets at May 31, 1996 and 87% of its current assets at November 30, 1996. The Company has recently implemented electronic billing and installed a new computerized system in order to better track its patient care receivable. The Company expects that this system will provide a more timely and accurate profile of its patient care receivable, including amounts, aging and allowances for doubtful accounts. Net patient care receivable increased by approximately 59%, to $5,028,691 at November 30, 1996 from $3,158,325 at May 31, 1996, primarily as a result of the acquisition of three New York City clinics in October 1996, but also because of an improved patient care receivable system.

         In June 1996, the Company was notified that Medicare Part A was reviewing its CORF facility for Medicare Part A service recipients. This review is for all of the CORF claims submitted by the Company from May 6, 1996 forward, and is to verify and assure compliance with all Medicare documentation requirements. This review has caused a slowdown on Medicare Part A claims payments. The Company has submitted a written corrective action plan to Medicare Part A which was accepted in August 1996. The Company has implemented this plan and currently is submitting claims and documentation in accordance with it. The Company anticipates the review being lifted in March 1997. As a consequence of the review, the Company has experienced certain cash-flow difficulties, but these difficulties are expected to be eliminated upon termination of the review.

         In September 1996, the Company obtained a term loan in the amount of $400,000 from a bank to fund the acquisition of the Company's New York City clinics. This loan bears interest at the lender's prime rate plus one percent and matures on March 31, 1998. The Company also has a revolving line of credit in the amount of $200,000 with the same bank. Also in September 1996, the Company obtained a loan in the amount of $1,250,000, collateralized by $2,600,000 of its accounts receivable. Under the terms of the loan, the Company is obligated to repay the lender $1,912,500, plus twenty percent of the receivables collected over the $1,912,500. The lender is responsible for the servicing and collecting of the accounts receivable designated as collateral. A $425,000 receivables financing facility of the Company expired in November 1996 and was not renewed.

         In January and March 1996, the Company completed the private placement of an aggregate of 82,200 shares of Common Stock at a gross sales price of $439,000. The Company issued 54,237 shares of Common Stock in connection with the acquisition of its New York City clinics in October 1996. In connection with the acquisition of its Long Island, New York clinics in December 1996, the Company issued 6,000 shares of Common Stock, and committed to issue an additional 126,190 shares (increasing to 160,287 shares if the price per share of Common

Stock does not equal or exceed $7.00 at any time prior to the eighteen month anniversary of the acquisition).

         In January 1995, the Company acquired its 1st Coast subsidiary, which owns and operates the Company's North Florida clinics, through the issuance of 400,000 shares of Common Stock. The acquisition agreement provided that if the fair market value of such shares is less than $1,000,000 within 30 days of January 16, 1997, the Company will issue additional shares of Common Stock valued in the amount of the shortfall. The agreement also obligates the Company to issue to the seller of 1st Coast additional shares of Common Stock based upon the pre-tax earnings of 1st Coast in each of the four years following the acquisition.

         Subject to the lifting of the Medicare Part A review discussed above, the Company believes that its cash flow, together with its available borrowing facilities, will be sufficient to fund its operations at their current levels for the foreseeable future. In order to pursue its strategy of growth through acquisitions, and to enhance services at its existing clinic facilities, the Company will require additional sources of capital. The Company continues to explore opportunities to raise private equity capital, although the Company has no current arrangements to do so and there can be no assurance that its efforts to raise private capital will be successful. If the Company is unable to raise additional capital, its future operations and growth strategy may be materially adversely affected.

         In June 1995, the Company exchanged gold ore valued at $5,000,000 for 6,000,000 shares of common stock of Accord Futronics Corporation ("Accord"). The gold ore was acquired in May 1993 from one of the Company's principal stockholders in exchange for 1,350,000 shares of Common Stock. The Company has the right to receive a royalty of 12 1/2% of the net mining income from processing of the gold ore transferred to Accord. However, Accord is not currently mining the gold ore, and the Company cannot predict when, if ever, such mining will occur. The book value of the Accord common stock constitutes approximately 39% of the book value of the Company's assets as of November 30, 1996. No current financial information is available for Accord, and, if the Company cannot obtain such information, the Company may write down all or a substantial portion of its investment in Accord. The Company does not anticipate that such a write down would materially adversely affect the Company's medical business or its growth and profitability in the medical business management field.

                                    BUSINESS

BUSINESS DESCRIPTION

Background

         Oak Tree Medical Systems, Inc., a Delaware corporation (the "Company"), was incorporated in Delaware on May 27, 1986, as Oak Tree Construction Computers, Inc. From 1986 through 1990, the Company was engaged in the sale of computer systems for the construction industry. For a number of years thereafter, the Company was inactive. The Company changed its name to Oak Tree Medical Systems, Inc. in June 1994. Since January 1995, the Company has been engaged in the business of owning, operating and managing physical therapy clinics, comprehensive outpatient rehabilitation facilities (CORF) and related medical practices.

         The Company has operations in Florida and New York. In Florida, the Company's physical therapy and medical care services are provided through the two wholly owned subsidiaries: Acorn CORF I, Inc., a Nevada corporation ("Acorn"), and Riverside CORF, Inc., a Nevada corporation ("Riverside"), both acquired in 1995. Acorn owns and operates three physical therapy clinics and a related medical practice specializing in neurology and physiatry; Riverside owns and operates a comprehensive outpatient rehabilitation facility. The Company also owns three New York City based physical therapy centers acquired in October 1996, and four Long Island, New York based physical therapy centers acquired in December 1996. The New York clinics are operated through Oak Tree Medical Management, Inc., a subsidiary of the Company.

Growth Strategy

         The Company believes that the provision of physical therapy and related rehabilitative services represents a growth area in the health care industry. Purchasers and providers of health care services such as employers, insurance companies and health maintenance organizations are seeking to save on traditional health care services. Physical therapy and rehabilitation services are cost-effective in that they may prevent short-term disabilities from becoming chronic conditions, and may accelerate recovery from surgery and musculoskeletal injuries. Changes in both public and private health insurance reimbursement have encouraged early hospital discharge, another trend which promotes the need for outpatient physical therapy services. Also, the aging of the U.S. population has increased demand for rehabilitation programs to treat chronic conditions of the elderly.

         The Company's strategy is to take advantage of these trends to acquire and integrate a network of physical therapy and rehabilitation centers, particularly in the Northeastern United States. The Company believes that attractive acquisition opportunities exist in its industry because of health care's current cost containment economics, recent legislation that bars health care practitioners from referring to entities in which they have an ownership interest and the resulting professional insecurity among health care practitioners. New reimbursement schedules and conventions have put particular pressure on the traditional private practice of medicine and allied health care services. Government health programs, private insurers and health maintenance type organizations have in many cases reduced payments to health care professionals and in some cases have substituted capitation or fixed reimbursement for the traditional "fee for service" payments.

         In this environment, the importance of conducting health care practices, including physical therapy services, in an efficient and cost-effective manner has increased. By centralizing non-medical activities, such as administration, accounting, billing, marketing, procurement and human resources, health care providers can reduce unit costs, enhance efficiencies and promote profitability. Centralized management of medical practices also facilitates identification, negotiation and consummation of advantageous contractual relationships with health maintenance organizations, preferred provider organizations, hospitals, nursing homes, school systems and similar institutions. Referrals and contract work from such organizations and institutions may be essential to the long-term viability of providers of outpatient rehabilitative services.

         The Company seeks to identify and acquire individual or small groups of physical therapy centers and allied health care service providers, whose owner-managers are prepared to sell at prices that the Company considers attractive in exchange for an affiliation with a larger and geographically more diverse public company. In general, sellers would continue to manage their formerly owned centers as employees or consultants of the Company, under incentive arrangements that in part would tie compensation to the financial success of the acquired clinics. The Company intends where possible to structure its acquisitions with consideration payable at least in part in stock of the Company. Use of stock based consideration should preserve cash, avoid over-leveraging the Company with debt and align the interests of the seller-managers of the clinics with those of the Company.

         The Company has targeted the Northeastern region of the United States, and particularly the New York metropolitan area, for expansion. In the last several months, the Company has made two acquisitions of physical therapy centers and related assets in this area. See "Existing Facilities--New York Clinics." There can be no assurance, however, that the Company will continue to identify rehabilitation service providers for acquisition on terms acceptable to the Company or that the Company will have the resources successfully to consummate such acquisitions.

Existing Facilities

         Florida Therapy Centers

         In January 1995, the Company acquired certain of the assets of 1st Coast Physical Medicine Associates, Inc. ("1st Coast"), a Jacksonville, Florida based chain of five physical therapy centers and an attendant physiatry and neurology medical practice. The clinics were purchased for 400,000 shares of Common Stock, subject to certain adjustments, and additional stock payable based upon the future earnings of 1st Coast. At the end of 1994 and beginning of 1995, the Company also purchased two CORF licenses to provide outpatient rehabilitative services for Medicare patients in the Jacksonville, Florida area. See "Government Regulation--CORF Licenses." Subsequently, between March 1995 and March 1996, the Company closed three of the Jacksonville clinics and opened one new expanded clinic. In connection with the acquisition of 1st Coast, the Company entered into a three-year employment agreement with 1st Coast's founding physician and selling shareholder, who continues to serve as 1st Coast's medical director.

         New York Clinics

         In October 1996, the Company acquired three New York City based physical therapy clinics for cash and assumed debt totaling $900,000. The clinics had combined revenues of approximately $2.5 million in their most recently completed year of operation. Included in the acquisition was a contract for the provision of physical therapy services to a county hospital in Westchester, New York. In connection with the acquisition, the Company entered into a three-year employment agreement with the seller of the clinics, a licensed physical therapist who continues to serve as the director of operations of the New York City clinics.

         In December 1996, the Company acquired four Long Island, New York based physical therapy clinic and an affiliated medical billing company. The clinics and billing company were acquired for cash and stock in the amount of $1.5 million, plus additional consideration to be paid if certain performance benchmarks are satisfied. The clinics had combined billings of approximately $3 million in their most recently completed fiscal year. Each of the clinics shares on-site facilities with state-of-the-art health and fitness clubs. Certain of the individual sellers will continue to operate the clinics pursuant to employment arrangements with the Company. The sellers of the Long Island clinics have the right to repurchase these clinics in the event of a change of control of the Company (as defined) occurring within two years of the acquisition date.

         In compliance with the laws of the State of New York, all treatment related activities at the Company's New York City and Long Island clinics are conducted by Oak Tree Medical Practice, P.C. ("Oak Tree P.C."), an independently owned professional corporation. The Company has entered into agreements with Oak Tree P.C. pursuant to which the Company provides to Oak Tree P.C. all administrative and management services and leases to Oak Tree P.C. facilities and equipment. Because of the significant influence and control exercised by the Company over Oak Tree P.C. (other than in respect of patient treatment), the financial results of Oak Tree P.C. are consolidated with those of the Company.

Physical Therapy Services

         Physical therapy aids in the restoration of patients who have been disabled by injury or disease or recovering from surgery. The Company's physical therapy centers offer preventive,
rehabilitative   and   pre-   and   post-operative   care   for   neuromuscular,
musculoskeletal and cardiovascular injury or disease. These may include a variety of orthopedic-related disorders, sports-related injuries, neurologically related injuries, motor vehicle injuries and work-related injuries.

         Patients are referred to one of the Company's rehabilitation facilities by physicians. Licensed physical therapists evaluate each patient and develop a program of rehabilitation to achieve the patient's rehabilitation goals. Treatments may include traction, ultrasound, electrical stimulation, therapeutic exercise, heat treatment and hydrotherapy. Patients are usually treated for one hour per day, three days per week over a period of two to five weeks. Where appropriate, patients are provided post treatment home maintenance and exercise programs.

         Certain of the Company's clinics offer specific programs for injured workers compensation patients. The clinic will evaluate the worker's physical condition and capacity to perform the requirements of his employment. This evaluation may be used by insurers to estimate the extent of rehabilitation treatment or as a basis for settlement of disability claims. Thereafter, the clinic will prescribe and implement a course of "work conditioning" (hardening), which includes graduated exercise and work stimulation therapies. Patients in a work conditioning program gradually build up their treatment time from three to seven hours per day, five days per week for a four to six week period.

Marketing

         Because physicians are the primary source of referrals to the Company's clinics, the clinics individually focus their marketing efforts on local orthopedic surgeons, neurosurgeons, physiatrists, occupational medicine practitioners, and general practitioners. On a corporate level, the Company seeks to establish referral relationships with health maintenance organizations, preferred provider organizations, industry and case managers and insurance companies. The Company is also pursuing contractual relationships for the provision of rehabilitative services with medical institutions, schools, nursing homes and home health care companies.

Reimbursement, Billing and Collection

         The Company receives payment for services from Medicare, commercial insurance carriers, worker's compensation insurance, managed care providers and individuals. Medicare reimbursement for outpatient physical and/or occupational therapy furnished by a Medicare-certified rehabilitation agency is equal to the lesser of the providers's "reasonable costs" as allowed under Medicare regulations or the providers's customary charges. Medicare's allowed costs are typically established annually and are published according to so-called CPT procedure codes. Medicare will pay up to 80% of the allowed reasonable costs, with the balance payable either by the patient or by "Medigap" coinsurance. Medicare regulations require that a physician must certify the need for physical therapy services for each patient and that these services must be provided in accordance with an established plan of treatment which is periodically revised.

State Medicaid programs generally do not provide coverage for outpatient physical therapy, and, therefore, Medicaid is not a material payor for the Company.

         Commercial insurance companies are also billed according to the CPT procedure codes, but follow their own payment schedules. Managed care providers generally pay in accordance with their contractual arrangements with the Company's clinics. Both commercial insurers and managed care providers usually require the patient to pay an annual deductible amount and to make a per visit co-insurance payment. Workers' compensation laws generally require employers to pay for employees' costs of medical rehabilitation, lost wages, legal fees and other costs associated with work-related injuries and disabilities and, in certain jurisdictions, mandatory vocational rehabilitation. These benefits are required to be offered to employees without any deductibles, co-payments or cost sharing.

         Most third-party payors (other than workman's compensation and personal injury payors, which are considerably slower) pay between 21 and 60 days after the Company's submission of its bill. However, Medicare and other payors may and sometimes do challenge or reject the Company's bills, for submission errors or otherwise, and resolution of such challenges or rejections may significantly delay payment to the Company. The Company also has the right to dispute and request review of payments made by third-party payors, which on occasion will result in an increase in such payments.

         In June 1996, the Company was notified that Medicare Part A was reviewing its CORF facility for Medicare Part A service recipients. This review has resulted in a slow-down in Medicare payments. The Company has submitted a written corrective action plan to Medicare Part A which was accepted in August 1996. The Company has implemented this plan and currently is submitting claims and documentation in accordance with it. The Company anticipates the review being lifted in March 1997.

Government Regulation

         The health care industry is subject to federal, state and local regulations. The Company is also subject to laws and regulations relating to business corporations generally. The Company believes its operations are in material compliance with applicable law. Nevertheless, because of the complexity of the statutes and regulations in the health care area, many of which have not been subject to judicial or regulatory interpretation, there can be no assurance that aspects of the Company's operations will not be subject to legal or administrative challenge. Also, the health care regulatory environment has been in the past and is likely to be in the future subject substantial and ongoing change. Accordingly, there can be no assurance that future changes in the law will not restrict or otherwise adversely affect the Company's business.

         The laws of a number of states, including New York where a substantial number of the Company's clinics are located, prohibit a corporation from engaging in the practice of health care, including physical therapy, or from exercising control over professionals engaged in the health care field. The Company believes that its ownership of physical therapy clinics and the provision of equipment, location, managerial, administrative and non-medical support services to the clinics does not constitute the corporate practice of physical therapy, since licensed physical therapists exercise complete control over the provision of all physical therapy services. Nevertheless, there can be no assurance that the statutes prohibiting the corporate practice of physical therapy services will not be construed or modified in the future to prohibit the operations of the Company as they are presently being conducted.

         The Company's clinics are certified Medicare providers. See "--CORF Licenses" below. In order to receive Medicare reimbursement, a clinic must meet the applicable conditions for participation prescribed by the Department of Health and Human Services. These conditions relate to the type of facility, its equipment, recordkeeping, personnel and standards of medical care, as well as compliance with all state and local laws. Clinics are subject to periodic inspections to determine compliance. See "Reimbursement, Billing and Collection" above.

         The Social Security Act imposes criminal sanctions and/or penalties upon persons who pay or receive any "remuneration" in connection with the referral of Medicare or Medicaid patients. The "anti-kickback" laws prohibit providers and others from offering or paying (or soliciting or receiving), directly or indirectly, any remuneration to induce or in return for making a referral for, or ordering or recommending (or arranging for ordering or recommending) a Medicare-covered service. Each violation of these rules may be punished by a fine (of up to $250,000 for individuals and $500,000 for corporations, or twice the pecuniary gain to the defendant or loss to another from the illegal conduct) and or imprisonment for up to five years. In addition, a provider may be excluded from participation in Medicaid or Medicare for violation of these prohibitions through an administrative proceeding, without the need for any criminal proceeding. Many states have similar laws, which apply whether or not Medicare or Medicaid patients are involved.

         Because the anti-kickback laws have been broadly interpreted to apply where even one purpose (as opposed to a sole or primary purpose) of a payment is to induce referrals, they may limit the relationships which the Company may have with referral sources, including ownership relationships. The anti-kickback laws may also apply to acquisitions of physician-owned physical therapy clinics, to the extent that any portion of the purchase price or terms of payment are deemed to be an inducement to the physician to make referrals to the clinic. The federal government has published regulations that provide "safe harbors" for certain transactions that will not be deemed to violate the federal anti-kickback laws. These include provisions relating to the sale of practitioner practices, management and personal service agreements, employee relationships and referrals within group practices. The Company believes that its operations, including its clinic acquisitions, have been in compliance with the anti-kickback laws and intends to structure its future operations and acquisitions to maintain such compliance.

         Another federal law, known as the "Stark Law" was expanded in 1993 to impose a prohibition on referrals of Medicare or Medicaid patients for health care services, including physical therapy services, by physicians who have a financial relationship with the provider furnishing the services. With certain specified exceptions, the referral prohibition applies to any physician who has (or whose immediate family member has) a direct or indirect ownership or investment interest in, or compensation relationship with, a provider of "designated health services," including physical therapy services. The Stark law is broad and may include financial transactions resulting from a clinic acquisition. The law also prohibits billing for services rendered pursuant to prohibited referrals. Penalties for violation include denial of payment for the services, significant civil monetary penalties, and exclusion from Medicare and Medicaid. Several states have enacted laws similar to the Stark law, but which are not restricted to Medicare and Medicaid patients, including Florida's Patient Referral Act of 1992 and provisions of New York's Public Health Law. The Company believes that its operations and acquisitions have been and will continue to be in compliance with the Stark law and related state statutes. However, because of the breadth and ambiguity of these statutes, the Company could in the future be required to modify its relationships with referring physicians.

         There also exist federal and state statutes that impose civil sanctions and substantial criminal penalties on health care providers that fraudulently or wrongfully bill governmental and other third-party payors for health care services. The federal statute prohibiting false billing permits private persons to bring a civil action in the name of the United States to remedy violations of the statute. The Company believes that it is in compliance with the fraudulent billing statutes. However, billing for health care services is technical and complex, and there can be no assurance that the Company's billing practices will not be challenged or scrutinized by government authorities.

         [In 1992, the State of Florida passed a law imposing a fee schedule limitation on all providers of "designated health services," which is defined to include physical therapy services and comprehensive rehabilitative services. According to the law, which was effective July 1, 1992, payment for such services are limited to no more than 115% of the Medicare limiting charge. Following a challenge by affected parties in the health care industry, the law was overturned by a state trial court. It is not presently known whether the State of Florida or the Florida legislature intends to seek to reinstate the law or to modify the statue to survive judicial challenge. The Company owns and operates three clinics and related medical practices in Florida.]

         CORF Licenses

         CORF ("Comprehensive Outpatient Rehabilitation Facility") licenses permit a licensed entity to provide specific comprehensive rehabilitative services on an outpatient basis for Medicare patients and seek reimbursement on the basis of reasonable cost under Medicare Part A. (In contrast, certified providers of rehabilitative services that do not have a CORF license are reimbursed under Medicare Part B according to a prescribed fee schedule.) CORF licenses and certifications are granted by the United States Department of Health and Human Services ("HHS") in conjunction with related state agencies, such as the Florida Department of Health and Rehabilitative Services and the New York State Department of Health. Licenses are granted following an application and review procedures. These procedures require compliance with various federal and state statutes and regulations relating to the provision of health care services, including facility operations and patient care procedures. Once issued, a CORF license is a tangible asset of the licensed facility. It may be transferred for value, upon application by and review of the transferee by HHS and the relevant state agencies.

         In 1995, the Company purchased two CORF licenses. These licenses were granted for physical and medical rehabilitation in the State of Florida and presently are applicable to the Company's Jacksonville and St. Augustine facilities.

Investment in Accord Futronics Corp.

         In May 1993, the Company acquired 50,000 tons of gold ore from Nevada Minerals Corporation in exchange for the issuance of 1,350,000 shares of common stock. The ore was appraised as having a $5,000,000 value. The Company
subsequently  formed  a  wholly  owned  subsidiary,   Aurum  Mining  Corporation
("Aurum"), with the gold ore as its only asset. In June 1995, the Company exchanged the stock of Aurum for 6,000,000 shares of Accord Futronics Corp. ("Accord"), an unaffiliated privately-held company with other mining related assets. The Company has the right to receive a royalty of 12 1/2% of the net mining income from processing of the gold ore transferred to Accord. However, Accord is not currently mining the gold ore, and the Company cannot predict when, if ever, such mining will occur. In connection with the exchange of Arum stock for Accord stock, the Company granted to Accord an option, expiring on June 21, 1997, to purchase up to 50,000 shares of Common Stock at an exercise price of the lesser of $2.00 per share or 50% of the quoted market price for the shares.

COMPETITION

         The health care industry generally and the physical therapy business in particular are highly competitive. In addition to corporate-owned, physician-owned and other private physical therapy clinics, the Company competes with the physical therapy departments of hospitals and area chiropractic practices. The competitive factors in the physical therapy business are quality of care, cost, treatment outcomes, convenience of location and ability to meet the needs of referral and payor sources. Certain of the Company's competitors may have substantially greater financial, marketing, development and other resources than the Company. Both larger and smaller competitors may have individual facilities with greater treatment resources than individual, competing facilities operated by the Company. Also, the industry is subject to continuous changes regarding the provision of services and the selection of care providers, and certain competitors may be more successful than the Company in adapting to these changes in a timely and effective manner.

EMPLOYEES

         As of December 31, 1996, the Company has 57 full-time employees and 59 part-time employees. The Company also hires independent consultants for its medical service operations from time to time.

PROPERTIES

         The Company's headquarters office is located at 2 Gannett Drive, Suite 215, White Plains, New York 10604. This office contains approximately 2,400 square feet of space subleased by the Company at a monthly rental of $5,000. The terms of the sublease are flexible to allow the Company to relocate with minimal notice. The Company believes this office is adequate for its current operations.

         In addition, the Company rents space for its rehabilitative and medical service operations. Set forth below is certain information concerning the Company's leased facilities as of December 31, 1996. The Company believes these facilities are adequate for its operations.

                                       Square     Monthly         Expiration
Location                               Footage     Rent            of Lease
--------                               -------     ----            --------

1725 Tenbroek Avenue                   2,200      $2,000.00        11/30/01
Bronx, New York

163-03 Horace Harding Expressway       7,200     $16,050.00        11/30/97
Queens, New York

250 West 100th Street                  2,200      $4,012.50        11/30/03
New York, New York

10 Gordon Drive                        1,600      $4,000.00         2/28/01
Syosset, New York

70 Maple Avenue                        4,200     $12,000.00        11/30/99
Rockville Centre, New York

1500 Paerdegat Avenue                  1,800      $4,000.00        12/31/99
Brooklyn, New York

235 Mill Street                        2,400      $3,500.00        12/31/00
Lawrence, New York

1950 Miller Street                     2,200      $1,900.00     Month to Month
Orange Park, Florida

1100 S. Ponce De Leon                  2,250      $3,286.00        10/31/97
St. Augustine, Florida

9453 Phillips Avenue                  12,000      $12,400.00        3/31/03
Jacksonville, Florida

LEGAL PROCEEDINGS

         Medbrook Corporation v. Dennie, Case No. 95-4534 CA (4th Judicial Circuit, Duval County, Florida). Plaintiffs in this action have sued the Company's 1st Coast subsidiary and Dr. Ronald R. Dennie, the medical manager of 1st Coast's operations, alleging that Dr. Dennie is in violation of a covenant not to compete with Medbrook Corporation ("Medbrook"). Medbrook had managed the 1st Coast operations prior to their sale to the Company by Dr. Dennie. Plaintiff seeks damages and injunctive relief. The defendants have denied liability and intend to vigorously contest the action.

         Ludwig v. 1st Coast Rehabilitation, Inc., Case. No. 96-845-CIV-J-20A (U.S.D.C. Middle District of Florida). Plaintiff in this action has alleged sexual harassment by the former operations manager of the Company's
Jacksonville, Florida facility and is seeking unspecified damages. The defendants have denied liability. The Company believes that any liability in this action will be covered by insurance.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

         The following table sets forth the names and ages of the members of the Company's Board of Directors and its executive officers and key employees and the positions with the Company held by each.

 Name                        Age          Position
 ----                        ---          --------

 William Kedersha            52           Chief Executive Officer and Director

 Michael J. Gerber           53           President, Secretary and Director

 Henry Dubbin                82           Vice Chairman, Vice President and
                                          Director

 Gary Danziger               57           Director of Physical Medicine and
                                          Rehabilitative Services

 Dr. Ronald R. Dennie        54           Medical Director

         WILLIAM KEDERSHA has been Chief Executive Officer and a director of the Company since September 1996. Previously, he served as a consultant to the Company since March 1996. Prior to that, from 1988, Mr. Kedersha was chairman and founding principal of Corporate Planning Services, Inc., an employee medical benefit consulting company.

         MICHAEL J. GERBER has been President and a director of the Company since September 1995, and was appointed Secretary of the Company in August 1996. From February 1990 to September 1995, Mr. Gerber was the president of Medical Development Services, Inc., a subsidiary of Medcorp Consulting and Brokerage Services, Inc. and a developer of specialty outpatient facilities. From November 1990 to September 1993, Mr. Gerber was also Chief Executive Officer of Westchester Healthcare Network, a health care network comprised of a health maintenance organization, four primary care centers, a teaching hospital and a psychiatric hospital.

         HENRY DUBBIN has been Vice Chairman of the Board, Vice President and a director of the Company since May 1993. Mr. Dubbin currently is the President of Nevada Minerals Corporation, Inc. From 1955 to 1992, Mr. Dubbin was associated with Canaveral International, Inc., a diversified public company, most recently as Chairman of the Board.

         GARY DANZIGER has been Director of Physical Medicine and Rehabilitative Services of the Company since October 1996. Prior to that, from October 1994, Mr. Danziger was owner-manager of the Company's New York City clinics. He has over thirty years experience as a registered physical therapist.

         DR. RONALD R. DENNIE has been Medical Director of the Company since January 1995. Prior to that, Dr. Dennie was founder and medical director of the predecessor to the Company's 1st Coast subsidiary. He has also served as Medical Director of several organizations: Memorial Regional Rehabilitation Center, Pain Management Center, Healthcare Rehabilitation Center, and Rehabilitation Institute of West Florida, Inc.

         Mr. Irwin Bosh Stack was Chairman of the Board, Secretary and a director of the Company from its incorporation in May 1986 until August 1996, and Chief Operating Officer of the Company from May 1993 until August 1996. He resigned all of his positions with the Company in August 1996.

         The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board. The Company's directors hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified.

EXECUTIVE COMPENSATION

         The following is a summary of compensation paid to the executive officers of the Company during the last three fiscal years.

----------------------------------------------------------------------------------------------------------------------------
                                                 SUMMARY COMPENSATION TABLE
----------------------------------------------------------------------------------------------------------------------------
                                                                 Annual
                                                              Compensation                 Long Term Compensation
----------------------------------------------------------------------------------------------------------------------------
          Name and Principal Position            Year
----------------------------------------------------------------------------------------------------------------------------
                                                                                                            Securities
                                                                                   Restricted Stock         Underlying
                                                                 Salary                 Awards                Options
----------------------------------------------------------------------------------------------------------------------------
Irwin Bosh Stack                                 1994            $85,000                  -0-                   -0-
Chairman of the Board, Chief                     1995            $35,000                  -0-                 250,000
Operating Officer and Secretary(1)               1996              -0-                    -0-                   -0-
----------------------------------------------------------------------------------------------------------------------------
Michael Gerber                                   1994              -0-                    -0-                   -0-
President and Secretary                          1995              -0-                    -0-                   -0-
                                                 1996              -0-                    -0-                 55,000
----------------------------------------------------------------------------------------------------------------------------
Henry Dubbin                                     1994            $72,500                  -0-                   -0-
Vice Chairman and Vice President(1)              1995              -0-                    -0-                 250,000
                                                 1996              -0-                    -0-                   -0-
============================================================================================================================

(1) Salaries for the fiscal year ended May 31, 1994, were accrued. Of the amounts due, $63,500 and $54,372 were not paid and were converted into notes payable to Messrs. Stack and Dubbin, respectively. The notes were subsequently canceled by the note holders.

         The following tables set forth the individual option grants during the last fiscal year to the named executive officers and the fiscal year end value of such options.

-----------------------------------------------------------------------------------------------------------------------------------
                        OPTION GRANTS IN LAST FISCAL YEAR
-----------------------------------------------------------------------------------------------------------------------------------
                                            Number of             Percent of
                                           Securities            Total Options
                                           Underlying             Granted to            Exercise        Expiration Date
                Name                         Options               Employees              Price
-----------------------------------------------------------------------------------------------------------------------------------
Michael J. Gerber                             5,000                   25%                 $1.66         September 7, 1997
                                             50,000                                       $2.00         November 6, 2002
-----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                 AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL
                     AND FISCAL YEAR-END OPTIONS/SAR VALUES
---------------------------------------------------------------------------------------------------------------------------------
                                                                      # of Unexercised Options/SARs at           Value of
                                                                               Fiscal Year-End                Unexercised In-
                                                                                                                 the-Money
                                                                                                              Options/SARs at
                       Shares Acquired on           Value                                                      Fiscal Year-
        Name                Exercise               Realized               Exercisable Unexercisable               End(1)
---------------------------------------------------------------------------------------------------------------------------------
  Irwin Bosh Stack             0                      $0                 250,000                0                $375,000
---------------------------------------------------------------------------------------------------------------------------------
    Henry Dubbin               0                      $0                 250,000                0                $375,000
---------------------------------------------------------------------------------------------------------------------------------
 Michael J. Gerber             0                      $0                  5,000               50,000              $27,500
---------------------------------------------------------------------------------------------------------------------------------

(1) Value is calculated on the basis of the difference between the option exercise price and the average of the bid and asked prices for the Common Stock at May 31, 1996, as quoted on the over-the-counter market, multiplied by the number of shares underlying the option.

Employment Agreements

         The Company has an employment agreement with William Kedersha, effective as of December 3, 1996, pursuant to which Mr. Kedersha serves as Chief Executive Officer of the Company. The agreement has a three-year term (and is subject to automatic renewal for successive one-year periods unless terminated in advance by either party). Under the agreement, Mr. Kedersha receives an annual salary of $150,000 (of which $50,000 is deferred) and an annual bonus of 5% of the first $2,000,000 of the annual net income of the Company, 2 1/2% of the next $10,000,000 of net income and 1% of all net income thereafter, provided the Company has annual net income of at least $500,000. In addition, the agreement grants Mr. Kedersha ten year options to purchase

375,000 shares of Common Stock at a per share exercise price equal to $1 11/16. These options become exercisable on the earlier to occur of (i) a fiscal year in which the Company has (x) $10,000,000 in gross revenue and (y) either $750,000 in pre-tax income (including extraordinary gains) or $500,000 in pre-tax income (excluding extraordinary gains); (ii) a fiscal year in which the Company has $15,000,000 in gross revenue; (iii) the fifth anniversary of grant; or (iv) the occurrence of a Change of Control (as defined).

         Upon a Change of Control, Mr. Kedersha is entitled to a lump sum payment of $1,000,000, reduced by an amount equal to (I) the number of options granted to Mr. Kedersha under the employment agreement, multiplied by (II) the positive difference, if any, between (x) the per share market value of the Common Stock on the date of the Change of Control, in the case of previously unexercised options, or the date of exercise, in the case of previously exercised options, and (y) the exercise price of the options. If Mr. Kedersha's employment is terminated for any reason, he is entitled to receive a severance payment of up to $400,000, depending on the Company's gross revenues in the year prior to termination. If Mr. Kedersha's employment is terminated without Cause (as defined) or Mr. Kedersha terminates his employment for Good Reason (as defined), he is entitled to receive an additional amount equal to two-and-one-half times his base salary and bonus, if the termination occurs in the first two years of his employment, or one times his base salary and bonus, if the termination occurs in any year thereafter.

         The Company has an employment agreement with Henry Dubbin expiring June 1998, providing for a salary of $72,500 per year. For fiscal 1994, salary due Mr. Dubbin in the amount of $54,375 was converted into a note, which was subsequently cancelled by Mr. Dubbin. Mr. Dubbin waived his salary for the 1995 and 1996 fiscal years.

         The Company had an employment agreement with Irwin Bosh Stack, the Company's former Chief Executive Officer, providing for a salary of $85,000 per year. For fiscal 1994, salary due Mr. Stack in the amount of $63,500 was converted into a note, which was subsequently cancelled by Mr. Stack. Mr. Stack took a reduced salary of $35,000 for the 1995 fiscal year and waived his salary for the 1996 fiscal year. Mr. Stack resigned all positions with the Company on August 29, 1996.

         In January 1995, in consideration of past services, the Company granted to each of Messrs. Stack and Dubbin options to acquire 250,000 shares of Common Stock, exercisable at $2.00 per share until January 1, 1999.

         A subsidiary of the Company has entered into an employment agreement with Dr. Ronald R. Dennie in connection with its acquisition of 1st Coast. The agreement is for a period of three years expiring in 1998, and provides for salary payments of $370,000 per year. In addition, Dr. Dennie may be entitled to stock options and bonuses, as determined by the Board of Directors, depending on his personal productivity levels. The Company and Dr. Dennie are presently in negotiation concerning modifications to his employment arrangements.

         Gary Danziger has a three-year employment agreement with the Company expiring in October 1999 which provides for an annual salary of $175,000 and incentive bonuses.

1994 Performance Equity Plan

         In February 1994, the Company adopted the 1994 Performance Equity Plan ("1994 Plan") covering 600,000 shares of the Company's Common Stock pursuant to which officers, directors, key employees and consultants of the Company are eligible to receive incentive or non-qualified stock options, stock appreciation rights, restricted stock awards, deferred stock, stock reload options and other stock based awards. The 1994 Plan will terminate at such time no further awards may be granted and awards granted are no longer outstanding, provided that incentive options may only be granted until February 16, 2004. The 1994 Plan is administered by the Board of Directors, which determines the selection of participants, allotment of shares, price, and other conditions of purchase of awards and administration of the 1994 Plan.

         As  of  September  1,  1995  no  options   under  the  1994  Plan  were
outstanding.

Non-Plan Options

         The Company has granted various non-plan options to purchase an aggregate of approximately [930,000] shares of Common Stock. The options granted to current and formers officers and directors of the Company are as set forth below.

Name                   Number of Shares     Exercise Price    Expiration Date
----                   ----------------     --------------    ---------------

Michael J. Gerber              5,000               $1.66       September 7, 1997
                              50,000               $2.00       November 6, 2002
Henry Dubbin                 250,000               $2.00       January 1, 1999
Irwin Bosh Stack             250,000               $2.00       January 1, 1999
William Kedersha             375,000               $1.6875     December 3, 2006

         The Company has granted to Dr. Ronald R. Dennie, medical director of the Company's Acorn CORF subsidiary, an option to purchase up to 160,000 shares of Common Stock at exercise prices ranging from $2.50 to $4.50 per share. The option vests in four equal amounts of 40,000 shares of Common Stock on August 28, 1996, 1997, 1998 and 1999, provided that Acorn CORF has $850,000 in pre-tax earnings related to Dr. Dennie's efforts in the respective year. A portion of the option, once vested, is exercisable for only one year. The option expires in its entirety upon the termination of Dr. Dennie's employment.

Expenses and Meetings

         All officers and directors will be reimbursed for any expenses incurred on behalf of the Company. Directors, other than Company officers, will be reimbursed for expenses pertaining to attendance at meetings of the Company's Board of Directors, including travel, lodging and meals.

Indemnification of Officers and Directors

         Under the Bylaws of the Company, officers and directors of the Company and former officers and directors are entitled to indemnification from the
Company to the full extent permitted by law. The Company's Bylaws and the Delaware General Corporation Act generally provide for such indemnification for claims arising out of the acts or omissions of Company directors and officers (and certain other persons) in their capacity as such, undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceedings, had no reasonable cause to believe that his conduct was unlawful.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In May 1993, the Company acquired 50,000 tons of gold ore from Nevada Minerals Corporation, Inc. ("Nevada Minerals") in exchange for the issuance of 1,350,000 shares of restricted common stock of the Company. Nevada Minerals is majority-owned and controlled by Henry Dubbin. The ore was appraised as having a $5,000,000 value. In June 1994, the Company formed a wholly owned subsidiary, Aurum Mining Corporation ("Aurum"), with the gold ore as its only asset. In June 1995, the Company exchanged the stock of Aurum for 6,000,000 shares of Accord Futronics Corp., an unaffiliated privately-held company with other mining related assets. See "Business -- Business Description -- Investment in Accord Futronics Corp."

         In May 1993, Nevada Minerals granted Irwin Bosh Stack a transferable option to acquire 515,625 shares of Common Stock at an aggregate purchase price of $25,000, exercisable until May 28, 1996. Mr. Stack transferred the option to FYM, Inc., which exercised the option on March 27, 1995. The exercise consideration was not paid at the date of transfer or thereafter and certain obligations under the terms of the option have not been fulfilled. FYM, Inc. is a wholly-owned corporation of Mrs. Irene Stack, the wife of Mr. Stack. Nevada Minerals has sued FYM, Inc. for a declaration that the option exercise failed for lack of consideration and is seeking the return of the shares subject to the option.

         In May 1994, Messrs. Stack and Dubbin converted $63,500 and $54,375, respectively, of their accrued but unpaid salary for the fiscal year ended May 31, 1994 into promissory notes of the Company due May 31, 1995, bearing interest at 10% per annum. The principal and interest due on these notes were canceled by the noteholders.

         American Health Resources, LLC, a Florida limited liability company ("AHR"), served as broker for the acquisition by the Company of its New York City and Long Island, New York clinics and related assets in October and December 1996. See "Business -- Description of Business --Existing Facilities -- New York Clinics." The wife of the Company's Chief Executive Officer is an officer of AHR. The brokerage arrangements with AHR were concluded prior to Mr. Kedersha's employment with the Company. Under the brokerage arrangement, Oak Tree Medical Management, Inc., a wholly owned subsidiary of the Company, has agreed to compensate AHR's fees of 10% of the purchase price of the acquisitions ($240,000). $25,000 of the fees was paid to a third party broker and the balance of $215,000 was converted by AHR into a loan to the Company bearing interest at 10% and maturing on January 15, 1998.

         The Company has agreed with the sellers of the Long Island, New York clinics that, in the event of a change of control (as defined) occurring within two years of the date of acquisition, the sellers will have the right to reacquire such clinics and related assets from the Company, subject to certain conditions. The reacquisition price will be equal to the consideration paid by the Company for the clinics and related assets, except that if the then fair market value of the clinics and assets differs from such consideration by more than 30%, then the reacquisition price will be equal to such fair market value. In the event that the sellers exercise their option to reacquire, AHR will have an option to purchase the clinics and related assets from the sellers at a price equal to 102% of the reacquisition price paid by the sellers to the Company.

         The Company subleases its headquarters office on a month to month basis from Profit Enhancement Group, Inc., a company owned by Mr. Kedersha, certain members of his family and others. The monthly rental is $5,100. The Company believes that the terms of this sublease are substantially the same as would have been obtained arms' length from an unaffiliated third party.

         In December 1996, the Company entered into a stock option agreement with Burton Dubbin, the son of Henry Dubbin. Pursuant to the agreement, Burton Dubbin received options to acquire 375,000 shares of Common Stock on the same terms as the options granted to Mr. Kedersha pursuant to his employment agreement (see "Executive Compensation--Employment Agreements"). The options are conditioned upon his entering into an employment agreement with the Company prior to June 3, 1997.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information as of December 31, 1996 with respect to (i) those persons known to the Company to beneficially own more than five percent (5%) of the Company's Common Stock, (ii) each director of the Company, (iii) each executive officer whose compensation exceeded $100,000 in the fiscal year ended May 31, 1996, and (iv) all directors and executive officers of the Company as a group. Except as indicated below, the stockholders listed possess sole voting and investment power with respect to their shares.

                                        Number                 Percentage of
Name and Address of                       of                    Outstanding
Beneficial Owner                      Shares Held              Shares Owned
----------------                      -----------              ------------

William Kedersha(1)                           --                          --
2 Gannett Drive, Suite 215
White Plains, New York  10604

Michael J. Gerber(2)                      17,500                        0.6%
1544 Plasentia Avenue
Coral Gables, FL 33134

Henry Dubbin(3)                          984,391                         36%
10155 Collins Avenue, Suite 607
Bar Harbor, FL 33154

Irene Stack(4)                           734,391                         27%
P.O. Box 4851
Hialeah, FL 33014

Nevada Minerals Corporation              734,391                         27%
10155 Collins Avenue, Suite 607
Bar Harbor, FL 33154

All officers and directors as a        1,001,891                         37%
Group (3 persons)(5)


(1) Does not include 125,000 shares issuable upon exercise of options acquired by Mr. Kedersha from Mr. Dubbin after December 31, 1996.
(2) Consist of 17,500 shares of Common Stock subject to currently exercisable options.
(3) Consist of 734,391 shares of Common Stock owned by Nevada Minerals, a corporation of which Mr. Dubbin is the majority stockholder and president and 250,000 shares of Common Stock subject to currently exercisable options. Subsequent to December 31, 1996, Mr. Dubbin disposed of the options, including options to acquire 125,000 shares sold to Mr. Kedersha.

(4) Includes 515,625 shares of Common Stock that Mrs. Stack beneficially owns through her wholly owned corporation, FYM, Inc. These shares were acquired pursuant to the exercise of an option granted by Nevada Minerals. Nevada Minerals has sued FYM, Inc. for a declaration that the option exercise failed for lack of consideration and is seeking the return of the shares.
(5) Includes 262,500 shares of Common Stock subject to currently exercisable options.

                            DESCRIPTION OF SECURITIES

         The following statements do not purport to be complete and are qualified in their entirety by reference to the detailed provisions of the Company's Certificate of Incorporation, as amended, and Bylaws, more particularly described below, copies of which have been filed with the Registration Statement of which this Prospectus forms a part.

         The authorized Common Stock of the Company consists of 25,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, $.01 per share ("Preferred Stock"). As of January 6, 1997, there were 2,734,383 shares of Common Stock are outstanding and no shares of Preferred Stock outstanding.

         The holders of the shares of Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Common stockholders do not have pre-emptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. Common stockholders are entitled to one vote per share on all matters to be voted upon by stockholders. The holders of shares of Common Stock do not have cumulative voting rights. This means that the holders of more than 50% of all voting shares voting for the election of directors can elect all of the directors and, in such event, the holders of the remaining shares voting in such election may not be able to elect any person to the Board of Directors of the Company. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby when issued against the consideration therefor will be, validly issued, fully paid and non-assessable.

         The Company is authorized to issue preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The Company has no present intention to issue any shares of its Preferred Stock.

         The transfer agent for the Common Stock is Continental Stock Transfer and Trust Co., Inc.

                              SELLING STOCKHOLDERS

         An aggregate of 347,200 shares of Common Stock, including 205,000 issuable upon exercise of Rights, are being offered hereby. The Company will receive none of the proceeds of the sale of shares of Common Stock by the Selling Stockholders.

         The following table sets forth the number of shares of Common Stock beneficially owned by the Selling Stockholders, directly or upon exercise of the Rights. All such shares are being offered hereby, such that, assuming all shares offered hereby are sold by the Selling Stockholders, the Selling Stockholders will not beneficially own any shares following Offering.

                                                 Shares of         Shares of
                                                  Common         Common Stock
Name                                               Stock       Underlying Rights
----                                               -----       -----------------

I. Joseph Aprile                                  5,000
Bruce Brantman                                    2,000
Kenneth L. Farabaugh                              2,000
Joe D. Ferguson                                   1,000
Cory A. Fuller                                    2,000
Michael J. Gerber                                                    5,000
Gotham City Corporate Relations Group, Inc.                        200,000
Jon Herbitter                                    10,000
Douglas L. Hattox                                 4,000
Morris Horvitz                                    3,000
Ronald E. Jorgensen                               2,000
Michael Kedersha                                  5,200
Tom L. Kemph                                      4,000
M.S. Laidlow                                      1,000
Harry Mittleman                                  10,000
Anthony Palmigiano                               10,000
Clara Reiss                                      10,000
Steven M. Rutledge                                1,000
William H. Sawyer                                 1,000
Samuel Smith                                     10,000
L.M. Spencer & Associates                        50,000
Charles L. Starke                                 7,000
Charles Townsend                                  1,000
Brian Walker                                      1,000
                                               --------            -------
     Total                                      142,200            205,000

         Michael  J.  Gerber  is the  President  of  the  Company.  Gotham  City
Corporate Relations Group, Inc. ("Gotham City") has entered into a public relations consulting agreement with the Company, pursuant to which Gotham City received 10,000 shares of Common Stock and warrants to acquire 200,000 shares of Common Stock, as reflected in the table. Michael Kedersha is the son of William Kedersha, the Company's Chief Executive Officer. The Company subleases its headquarters officer from a company owned, in part, by Michael Kedersha. Anthony Palmigiano has entered into a financial consulting agreement with the Company, pursuant to which he received 10,000 shares of Common Stock, subject to certain conditions.


                              PLAN OF DISTRIBUTION

         The Common Stock held by the Selling Stockholders and the Common Stock issuable to the Selling Stockholders upon exercise of the Rights may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such broker or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         Puritz & Weintraub served as the independent auditors of the Company for the fiscal years ended May 31, 1993 and 1994 and until September 6, 1995. On September 6, 1995, Puritz & Weintraub resigned their engagement upon consultation with the Company because it was determined that the best interest of the Company would be served by retaining BDO Seidman, LLP. The decision to change auditors was approved by the Company's Board of Directors. There were no disagreements between the Company and Puritz & Weintraub on any matters of accounting principles or practices, financial statement disclosure or auditing scope of procedures.

         BDO Seidman, LLP ("BDO") served as the independent auditors of the Company for the period September 6, 1995 until January 4, 1996. During its term of engagement, BDO advised the Company of its need to significantly expand its audit of the cost and carrying values of certain gold ore property, which had been acquired by the Company in May 1993 in exchange for a controlling interest in the Company, a portion of which shares were subject to an immediately exercisable option by another stockholder of the Company. Specifically, BDO requested a current, independent appraisal of the gold ore property and documentary evidence of the cost of the property to its prior owner. The Company terminated BDO because, although an appraisal from a qualified, licensed appraiser and other information provided, the Company was unable to provide the type of and level of appraisal or the documentary evidence demanded by BDO. The gold ore property had been transferred to Accord Futronics Corporation ("Accord") on June 21, 1995 for 6,000,000 shares of its common stock, representing approximately 30% of the outstanding common stock of Accord. Additionally, Accord lent the Company $100,000, which was collateralized and guaranteed by a principal stockholder of the Company. Because BDO was terminated as auditors of the Company, it did not complete certain procedures related to the gold ore property, the result of which could have materially impacted the fairness or reliability of the financial statements for the year ended May 31, 1996 (the period covered by BDO's incomplete engagement) and for the years ended May 31, 1994 and 1993 (with which BDO has no association). The Company has permitted BDO to respond to the inquiries of Simon Krowitz Bolin & Associates, P.A., concerning the gold ore property. The decision to change auditors was approved by the Company's Board of Directors.

         Simon Krowitz Bolin & Associates, P.A., has been engaged by the Company as its principal independent auditors since January 4, 1996 and has served as the independent auditors of the Company for the fiscal year ended May 31, 1996.


                                  LEGAL MATTERS

         The legality of the Common Stock offered hereby will be passed upon for the Company by _____________________________.


                                     EXPERTS

         The financial statements of the Company appearing in this Prospectus and in the Registration Statement have been audited by Simon Krowitz Bolin & Associates, P.A., certified public accountants, as set forth in the report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.

                              FINANCIAL STATEMENTS

                          Index To Financial Statements

                 Oak Tree Medical Systems, Inc. and Subsidiaries


Audited Financial Statements:

   Auditors' Report                                                        F-2

   Consolidated statements and notes as of May 31, 1996 and 1995:

            Consolidated Balance Sheet                                     F-3

            Consolidated Statement of Operations                           F-4

            Consolidated Statement of Stockholders Equity                  F-5

            Consolidated Statement of Cash Flows                           F-6

            Summary of Significant Accounting Policies                     F-7

            Notes to Consolidated Financial Statements                     F-9


Unaudited Financial Statements:

         Consolidated Balance Sheet as of November 30, 1996                F-17
         and May 31, 1996

         Consolidated Statement of Operations for the
         Three and Six Months ended November 30, 1996
         and 1995                                                          F-18

         Consolidated Statement of Stockholders' Equity
         for the Six Months ended November 30, 1996                        F-19

         Condensed Consolidated Statement of Cash Flows for the
         Six Months ended November 30, 1996 and 1995                       F-20

         Notes to Consolidated Financial Statements                        F-21

Report of Independent Certified Public Accountants'


Oak Tree Medical Systems, Inc.
Hialeah, Florida

We have audited the accompanying consolidated balance sheet of Oak Tree Medical Systems Inc. as of May 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles use and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oak Tree Medical Systems, Inc. as of May 31, 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                      Simon, Krowitz, Bolin and Associates, P.A.


August 13, 1996
August 29, 1996 as to Note 12
Rockville, Maryland

                                                  OAK TREE MEDICAL SYSTEMS, INC.

                                                      Consolidated Balance Sheet

                                                                         May 31,

---------------------------------------------------------------------------------------------------------------------------


ASSETS                                                                                                   1996                 1995
Current Assets
  Cash                                                                                             $  292,315           $  138,196
  Patient care receivables, less allowance for possible losses of $1,486,270 (Note 2)               3,158,325            1,758,275
  Prepaids and other                                                                                   68,621               77,518
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                                3,519,261            1,973,989
-----------------------------------------------------------------------------------------------------------------------------------

Other Assets
  Investment (Note 4)                                                                               5,000,000            5,000,000
  Property and equipment, net (Note 3)                                                                394,145              333,735
  Deposits and other                                                                                   18,657               50,808
  CORF licenses                                                                                        40,000                    0
  Excess of cost over fair value of net assets acquired,
    Less accumulated amortization of $90,071 (Note 1)                                               1,252,143            1,362,755
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Assets                                                                                  6,704,945            6,747,298
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                                      $10,224,206          $ 8,721,287
-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts payable and accrued expenses                                                            $  920,363           $1,358,715
  Loan payable - other (Note 6)                                                                       310,623                    0
  Current maturities of debt (Note 5)                                                                 147,846              354,533
  Income taxes payable (Note 8)                                                                             0              280,338
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                           1,378,832            1,993,586
-----------------------------------------------------------------------------------------------------------------------------------

Other Liabilities
  Deferred income tax (Note 8)                                                                        720,782               22,662
  Long-term debt, less current maturities (Note 5)                                                    128,481              169,924
  Obligation to issue shares of common stock (Note 1)                                                 349,765            1,406,765
-----------------------------------------------------------------------------------------------------------------------------------
Total Other Liabilities                                                                             1,199,028            1,599,351
-----------------------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies (Note 9)

Stockholders' Equity (Note 7)
  Common stock, $.01 par value, 25,000,000 shares
    authorized, 2,529,169 shares issued and outstanding                                                25,292               20,470
  Additional paid-in capital                                                                        9,508,549            8,035,371
  Deficit                                                                                          (1,887,495)          (2,927,491)
-----------------------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                                          7,646,346            5,128,350
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                        $10,224,206          $ 8,721,287
-----------------------------------------------------------------------------------------------------------------------------------

        See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                                                  OAK TREE MEDICAL SYSTEMS, INC.

                                            Consolidated Statement of Operations

                                                     For The Years Ended May 31,

---------------------------------------------------------------------------------------------------------------------------


                                                                                                         1996                 1995

REVENUE
  Net patient services (Note 2)                                                                    $4,663,792           $2,652,889
-----------------------------------------------------------------------------------------------------------------------------------

EXPENSES
  Personnel leasing, subcontract labor and related costs                                            1,910,452              797,356
  Selling, general and administrative                                                               1,197,027            1,363,525
  Interest                                                                                            130,928               38,600
  Depreciation and Amortization                                                                       180,777               65,451
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL EXPENSES                                                                                      3,419,184            2,264,932
-----------------------------------------------------------------------------------------------------------------------------------

INCOME FROM CONTINUING OPERATIONS
BEFORE PROVISION FOR INCOME TAXES                                                                   1,244,608              387,957

PROVISION FOR INCOME TAXES (NOTE 8)                                                                   374,918              127,000
-----------------------------------------------------------------------------------------------------------------------------------

NET INCOME FROM OPERATIONS                                                                            869,690              260,957
-----------------------------------------------------------------------------------------------------------------------------------

OTHER INCOME
  Interest                                                                                                  8                    0
  Cancellation of Debts                                                                               281,488                    0
  Less related income taxes                                                                          (111,190)                   0
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL OTHER INCOME                                                                                    170,306                    0
-----------------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                                                         $1,039,996           $  260,957
-----------------------------------------------------------------------------------------------------------------------------------

INCOME PER COMMON SHARE                                                                             $     .39           $      .11
-----------------------------------------------------------------------------------------------------------------------------------

Weighted average number of common and common equivalent
  shares outstanding                                                                                2,679,375            2,460,000
-----------------------------------------------------------------------------------------------------------------------------------

        See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                                                  OAK TREE MEDICAL SYSTEMS, INC.

                                  Consolidated Statement of Stockholders' Equity

                                       For The Years Ended May 31, 1996 and 1995

------------------------------------------------------------------------------------------------------------------------------------

                                                                                     Additional                          Total
                                                              Common Stock             Paid-in                       Stockholders'
                                                           Shares       Amount         Capital         Deficit           Equity
------------------------------------------------------------------------------------------------------------------------------------

Balance May 31, 1994                                       1,248,469    $  12,485       $7,920,443    $(3,188,448)        $4,744,480

Shares issued in completion of acquisitions
  of gold ore (Note 4)                                       693,750        6,938          (6,938)               0                 0

Issuance of shares of common stock (Note 6)                  104,750        1,047          121,866               0           122,913

Net income                                                         0            0                0         260,957           260,957
------------------------------------------------------------------------------------------------------------------------------------

Balance May 31, 1995                                       2,046,969       20,470        8,035,371     (2,927,491)         5,128,350

Issuance of shares of common
  stock (Notes 1 & 7)                                        482,200        4,822        1,473,178               0         1,478,000

Net Income                                                         0            0                0       1,039,996         1,039,996
------------------------------------------------------------------------------------------------------------------------------------

Balance May 31, 1996                                       2,529,169     $ 25,292      $ 9,508,549    $ (1,887,495)       $7,646,346
------------------------------------------------------------------------------------------------------------------------------------

        See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                                                  OAK TREE MEDICAL SYSTEMS, INC.

                                            Consolidated Statement of Cash Flows

                                                     For The Years Ended May 31,

---------------------------------------------------------------------------------------------------------------------------
                                                                                                         1996                 1995
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES                                                                               $1,039,996           $  260,957
  Net income (loss)
  Adjustments  to  reconcile  net  income  (loss) to net cash used in  operating activities:
    Depreciation and amortization                                                                     180,777               65,451
    Expenses paid in shares of stock                                                                        0               35,038
    Bad debts expense                                                                                       0               98,000
    Change in assets and liabilities:
      Increase in patient receivables                                                              (1,400,050)          (1,856,275)
      Decrease (Increase) in prepaids and other                                                         8,897              (21,484)
      Decrease (Increase) in deposits and other                                                        32,151               (5,670)
      (Decrease) Increase in accounts payable and accrued expenses                                   (438,352)           1,138,162
      (Decrease) Increase in income tax payable                                                      (280,338)             280,338
      Increase (Decrease) in deferred income tax                                                      698,120             (153,338)
-----------------------------------------------------------------------------------------------------------------------------------

NET CASH USED IN OPERATING ACTIVITIES                                                                (158,799)            (158,821)
-----------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
  Issuance of common stock                                                                            421,000                    0
  Increase in leasehold improvements                                                                  (50,923)                   0
  Purchase of property and equipment                                                                 (210,970)              (5,966)
  Purchase of CORF licenses                                                                           (40,000)                   0
  Increase in excess of cost over fair value of assets acquired                                        37,761                    0
  Book value of leasehold improvements abandoned                                                       93,557                    0
  Cash acquired in purchase of business, including collection
    of purchased receivables                                                                                0              309,577
-----------------------------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY INVESTING ACTIVITIES                                                             250,425              303,611
-----------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
  Principal payments on borrowings                                                                   (283,105)             (43,547)
  Increase in borrowings                                                                              345,598               25,500
-----------------------------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                                              62,493              (18,047)
-----------------------------------------------------------------------------------------------------------------------------------

NET INCREASE IN CASH                                                                                  154,119              126,743
CASH - Beginning of Year                                                                              138,196               11,453
-----------------------------------------------------------------------------------------------------------------------------------

CASH - End of Year                                                                                 $  292,315           $  138,196
-----------------------------------------------------------------------------------------------------------------------------------

        See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                                                  OAK TREE MEDICAL SYSTEMS, INC.

                                      Summary of Significant Accounting Policies

                                                           May 31, 1996 and 1995

--------------------------------------------------------------------------------

Description of
Operations

Oak Tree Medical Systems, Inc, and subsidiaries (the Company) is principally engaged in providing medical and physical therapy care to patients under the direction of licensed physicians. Substantially all of the Company's operations are conducted in northeastern Florida.

Principles of
Consolidation

The consolidated financial statements include the accounts of Oak Tree Medical Systems, Inc. and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated.

Excess of Cost Over
Fair Value of Net
Assets Acquired

The excess of cost over fair value of net assets acquired is being amortized over 20 years on a straight-line basis and is evaluated for potential impairment on an ongoing basis. Potential impairment is checked annually by a comparison of actual operating results against the projected results on which part of the valuation was based. Contingent payments required under the earn-out provision of the acquisition agreement are recorded, when earned, as "excess of cost over fair value of net assets acquired."

Property and
Equipment

Property, leasehold improvements and equipment are recorded at cost. Depreciation is computed using the MACRS method over the three to five year estimated lives of the assets. Amortization is computed using a twenty year life.

Revenue Recognition

Net patient services revenue is recorded at the estimated net realizable amounts from patients, third-party payers and others for services rendered. A significant portion of the period's revenues were derived under a Medicare reimbursement program. These revenues are based, in part, on cost reimbursement principles and are subject to audit and retroactive adjustment by the third-party intermediaries. Settlements based on audit of such amounts, if any, are recorded in the year they become known.

Stock Options

To the extent that options to acquire shares of the Company's common stock are exercisable based upon future events or criteria, the Company will measure and record compensation expense based upon the fair market value of the underlying securities until such time as the events or criteria are met.

Taxes on Income

The Company accounts for income taxes pursuant to the provisions of the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes," which requires, among other things, the asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

                                                  OAK TREE MEDICAL SYSTEMS, INC.

                                      Summary of Significant Accounting Policies

                                                           May 31, 1996 and 1995

--------------------------------------------------------------------------------
Net Income Per
Common Share

Net income per common share is computed based on the weighted average number of shares of common stock outstanding each year, including the weighted average effect of the 145,000 shares to be issued in connection with the acquisition of 1st Coast for 1995, after giving effect to stock options and warrants considered to be diluted common stock equivalents.

Statements of Cash
Flows

The Company considers short-term investments with an original maturity of three months or less to be cash equivalents.

Concentration of
Credit Risk

The Company maintains its cash in bank deposit accounts at high credit financial institutions. The balances may, at times, exceed the FDIC insured limits.

                                                  OAK TREE MEDICAL SYSTEMS, INC.

                                      Notes to Consolidated Financial Statements

                                                           May 31, 1996 and 1995
--------------------------------------------------------------------------------

1.     Acquisition

On January 1, 1995, the Company purchased all of the assets (including patient care receivables of $318,487, net of allowances) and assumed certain liabilities of 1st Coast. Consideration for the transaction, as amended, included issuing 400,000 shares of the Company's common stock (valued at $962,000). In the event that the fair market value of the 400,000 shares of the Company's common stock issued in connection with the acquisition is less than $1,000,000 within 30 days of January 16, 1997, the Company has agreed to issue additional shares of common stock for the amount of shortfall.

The acquisition agreement, as amended, also provides for the Company to pay additional consideration (in shares of common stock) equal to the pre-tax earnings of the acquired business at the annual anniversary date for the subsequent four years, price of the stock will be computed based on the average market price of the previous fifteen (15) days of each anniversary date. As of May 31, 1996 and 1995, the Company is obligated to issue additional shares of common stock valued at $349,765, approximately 145,000 shares.

The excess of cost over fair value of net assets acquired aggregated $1,407,013, including $219,540 of payments on liabilities of the acquired business by the Company subsequent to the date of acquisition. This amount is being amortized over twenty (20) years.

The following table summarizes pro forma consolidated results of operations (unaudited) of the Company and 1st Coast as though the acquisition was made at the beginning of the period presented. The proforma amounts give effect to appropriate adjustments for amortization of excess of cost over fair value of net assets acquired and depreciation expense.

Year ended May 31,                                           1995
--------------------------------------------------------------------------------
      Revenues                                               $4,059,981

      Net income (loss)                                      $  273,045

      Net income (loss) per common share                     $     .10

                                                  OAK TREE MEDICAL SYSTEMS, INC.

                                      Notes to Consolidated Financial Statements

                                                           May 31, 1996 and 1995

--------------------------------------------------------------------------------

2.    Medicare
      Receivables

Patient care revenues and receivables at May 31, 1996 and 1995, includes approximately $1,703,292 and $1,420,000 due from Medicare for services rendered to patients by the Company's licensed Comprehensive Outpatient Rehabilitation Facilities (CORF) which are subject to approval by Medicare under cost limitation guidelines. In the opinion of management, any difference between the amounts recorded and final determination by Medicare will not materially affect the consolidated financial statements.

3.    Property and
      Equipment

Property and equipment consists of the following:

------------------------------------------------------------------------------
                                                     1996           1995

Office furniture and equipment                     $166,870       $ 42,114
Physical therapy and rehabilitation equipment       334,435        246,295
Leasehold improvements and signage                   50,923         93,557
------------------------------------------------------------------------------


Total                                               552,228        381,966
Less accumulated depreciation and amortization      158,083         48,231
------------------------------------------------------------------------------


                                                   $394,145       $333,735
------------------------------------------------------------------------------


4.    Investment

In June, 1995, the Company exchanged its interest in gold ore for 6,000,000 shares of common stock of Accord Futronics Corporation (Accord). Additionally, Accord agreed to lend the Company $100,000 for 120 days at 12% interest per annum, collateralized by 200,000 shares of common stock held by the Company's principal stockholder and guaranteed by the stockholder, and to pay the Company a royalty of 12.5% of net production income from processing the ore. The loan was repaid on December 9, 1995. The Company granted to Accord options to acquire 50,000 shares of the Company's common stock, exercisable at the lower of $2 per share or 50% of quoted market price of the shares, for the later of two years or the period ending six months subsequent to the Company registering the options. Following the exchange, the Company held approximately 30% of the outstanding shares of common stock of Accord. No gain or loss was recognized on the exchange. As of May 31, 1996 and 1995, no current financial information is available on Accord. This investment constitutes almost 50% of the Company's assets.

                                                  OAK TREE MEDICAL SYSTEMS, INC.

                                      Notes to Consolidated Financial Statements

                                                           May 31, 1996 and 1995

--------------------------------------------------------------------------------

5.    Long-term Debt

Long-term debt consists of the following:                   1996                1995
Bank  notes,  interest  at prime rate
plus 1%  principal  and  interest  payable
monthly through 1999, collateralized by
substantially all assets other than the investment          $155,579           $232,549

Note payable - note dated March, 1996,
for $44,975,  no interest,  payable eight
monthly payments of $5,000 and one of $,975                   34,975                  0

Unsecured  demand notes payable to officers
stockholders,  bearing  interest at
10%, $193,125 representing 1994 officers'
compensation is due May 1996.                                      0            268,238

Obligations  under  capital  leases,
interest  at 16.5% to 18%,  principal  and
interest payable monthly through 1996,
collateralized by equipment.                                  85,773             23,670
------------------------------------------------------------------------------------------
                                                             276,327            524,457
Less current maturities                                      147,846            354,533
------------------------------------------------------------------------------------------
Total                                                       $128,481           $169,924
------------------------------------------------------------------------------------------

Future maturities are as follows for years staring June 1:

      1996                                   $147,846
      1997                                     85,082
      1998                                     34,181
      1999                                      9,218
-----------------------------------------------------
                                             $276,327

6.    Loan Payable -
      Other

In December, 1995, the Company entered into an agreement for the collateralization of its patient receivables in return for funds. The advances are repaid as the receivables are collected. All collections are sent to the funding company. Fees charged are a loan discount of 1.5% per advance, interest of 1.5% on monthly outstanding balance and a broker fee of 2% per advance.

                                                  OAK TREE MEDICAL SYSTEMS, INC.

                                      Notes to Consolidated Financial Statements

                                                           May 31, 1996 and 1995

--------------------------------------------------------------------------------

7.    Stockholders'
      Equity

During the year ended May 31, 1995, the Company issued 25,000 unregistered shares of common stock in exchange for two Comprehensive Outpatient Rehabilitation Facility licenses valued at licenses' estimated fair market value of $40,000 and 25,500 unregistered shares of common stock in prepayment of certain advertising and legal services valued at the services' estimated fair market value of $47,875. Also during the year ended May 31, 1995, the Company issued 54,250 unregistered shares of common stock in payment of services to unrelated parties and recorded expenses of $35,038 to value the services at estimated fair market value.

In connection with the acquisition of 1st Coast, the Company granted the seller options to acquire an aggregate of 160,00 shares of the Company's common stock that vest 40,000 shares per year upon the achievement for that year of pretax income in excess of $850,000 due solely to the efforts of Dr. Ronald Dennie (seller) as follows:

Year ended May 31, 1996 and 1995                                       Exercise
                                                                       Price
--------------------------------------------------------------------------------
      1996                                                             $2.50
      1997                                                             $2.50
      1998                                                             $3.50
      1999                                                             $4.50
--------------------------------------------------------------------------------

The options expire one year subsequent to vesting or upon the seller no longer being employed by the Company.

In May, 1995, in connection with a $5,250 loan to the Company, the Company granted a stockholder options to acquire 7,500 shares of common stock exercisable at approximate fair market value of $2.00 per share through April 1, 2000.

In June, 1993, the Company, in connection with the employment agreements of two executives, granted options to each executive to acquire 250,000 of the Company's common stock exercisable at $.03 per share, increased to approximate fair market value of $2.00 per share in May, 1995, through January 1, 1999.

                                                  OAK TREE MEDICAL SYSTEMS, INC.

                                      Notes to Consolidated Financial Statements

                                                           May 31, 1996 and 1995
--------------------------------------------------------------------------------

7.    Stockholders'
      Equity
      (continued)

The Company's 1986 Stock Option Plan (the Plan) provides for the issuance of both incentive stock options and non-qualified stock options. The Plan is administered by the Board of Directors. The Company has reserved up to 400,000 shares of its common stock for issuance under the Plan to employees, consultants, or others at exercise prices not less than fair market value at the date of grant. No options have been granted under the Plan.
The Plan terminated as of May 31, 1996 and 1995.


In February, 1994, the Company adopted the 1994 Performance Equity Plan ("1994 Plan") covering 600,000 shares of common stock pursuant to which officers, directors, key employees and consultants are eligible to receive incentive or non-qualified stock options, stock appreciation rights, restricted stock awards, deferred stock, stock reload options and other stock based awards. No options have been granted under the 1994 Plan.

8.    Income Taxes

The provision for income taxes is comprised of the following:

May 31,                                                    1996                                              1995
-------------------------------------------------------------------------------------------------------------------
Current:
      Federal                                          $(255,454)                                        $(240,338)
      State                                              (44,019)                                          (40,000)
-------------------------------------------------------------------------------------------------------------------

Total current income taxes payable                      (299,473)                                         (288,338)
-------------------------------------------------------------------------------------------------------------------

Deferred:
      Federal                                            570,770                                           131,338
      State                                               97,413                                            22,000
------------------------------------------------------------------------------------------------------------------

Total deferred                                           668,183                                           153,338
------------------------------------------------------------------------------------------------------------------

Provision for income taxes                             $ 368,710                                         $ 127,000
------------------------------------------------------------------------------------------------------------------

The following is a reconciliation of income taxes computed at the 34% statutory rate to the provision for income taxes:

Tax at statutory rate                                  $ 365,523                                         $ 132,000
State tax, net of federal effect                          67,497                                            13,000
Benefit of net operating loss carryforward              (643,310)                                          (23,000)
Other                                                          0                                             5,000
------------------------------------------------------------------------------------------------------------------

Provision for income taxes                             $ 368,710                                         $ 127,000
------------------------------------------------------------------------------------------------------------------

                                                  OAK TREE MEDICAL SYSTEMS, INC.

                                      Notes to Consolidated Financial Statements

                                                           May 31, 1996 and 1995

-------------------------------------------------------------------------------

8.    Income Taxes
      (continued)

The Company's deferred income tax liability at May 31, 1996 and 1995, represents the income tax effect, computed at the statutory rate in the accounting for income and expenses for financial purposes (accrual method) and for income tax purposes (cash basis).


Deferred taxes are determined based on the estimated future tax effects of differences between the financial reporting and tax bases of assets and liabilities given the provisions of the enacted tax laws. The net deferred tax asset (liability) is comprised of the following:

May 31,                                              1996           1995
--------------------------------------------------------------------------------
Noncurrent deferred tax liability:
      Gross assets                                      0            9,822
      Gross liabilities                          (668,182)        (268,198)
--------------------------------------------------------------------------------
Net noncurrent deferred tax liability            (668,182)         258,376
--------------------------------------------------------------------------------
The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows:

Computed income tax-cash basis                 $ (651,001)      $ (22,662)
Other                                             (17,182)              0
--------------------------------------------------------------------------------
Net deferred tax asset (liability)             $ (668,183)      $  22,662
================================================================================

As of May 31, 1996 and 1995, the Company has net operating loss carryforwards of approximately $862,272 for income tax purposes which expire through May 31, 2011. As a result of the change in control in ownership of the Company's common stock which occurred in May 1993, utilization of the net operating loss carryforward for years prior to May 31, 1993, is limited to approximately $26,000 per year (an aggregate of $313,877 through 2006). The remaining carryforward of $548,395 may be used without restriction. Realization of any portion of the Company's deferred tax asset at May 31, 1996 and 1995, resulting from the net operating loss carryforwards is not considered more likely than not and accordingly, a $340,597 valuation allowance has been established for the full amount of the deferred tax asset.

                                                  OAK TREE MEDICAL SYSTEMS, INC.

                                      Notes to Consolidated Financial Statements

                                                           May 31, 1996 and 1995

-------------------------------------------------------------------------------



9.    Commitments
      and
      Contingencies

The Company leases its office facilities and certain equipment under operating leases which expire through 1999. Approximate future annual minimum rental payments under agreements with initial or remaining non-cancelable terms in excess of one year are as follows:

--------------------------------------------------------------------------------
      1996                                                         $ 188,993
      1997                                                           174,689
      1998                                                           149,561
      1999                                                           149,561
-------------------------------------------------------------------------------
                                                                   $ 662,804
================================================================================

Rent expense for the year ended May 31, 1996 and 1995, aggregated approximately $159,303. (See also Note 11)

The Company's principal executive officers are employed under the terms of agreements which expire in 1998. As a result of changes in the responsibilities of two officers during the year ended May 31, 1996 and 1995, their compensation was modified from an aggregate of $172,500 to $35,000 for the year. The agreements provide for an aggregate base compensation of approximately $560,000 for the year ending May 31, 1996 and 1995, escalating approximately $15,000 per year thereafter, plus bonuses based upon revenues and earnings. Any compensation due under these agreements has been rescinded.

On September 1, 1995, Medbrook Corporation (Medbrook) filed a lawsuit against 1st Coast asserting: (1) breach of contract for failure to pay amounts due under management service contracts (2) breach of contract by improper termination of those contracts and (3) breach of a non-compete agreement by the physician who was the former sole stockholder of 1st Coast and its the Company's chief medical officer. Commencing April 30, 1994, Medbrook provided management services to certain of 1st Coast's operations under the terms of contracts and provided for Medbrook to receive one-half of the net profits of those operations. The contracts with Medbrook were terminated in May, 1995.

In the opinion of management, the ultimate outcome of this matter will not have a material adverse effect on the Company's financial condition or results of operations. A reserve of $100,000 was established for legal costs and of any settlement. As of May 31, 1996 and 1995, approximately $36,000 of costs had been incurred.

                                                  OAK TREE MEDICAL SYSTEMS, INC.

                                      Notes to Consolidated Financial Statements

                                                           May 31, 1996 and 1995

-------------------------------------------------------------------------------

9.    Commitments
      and
      Contingencies
      (continued)

A company subsidiary, Acorn CORF I, d/b/a 1st Coast Rehabilitation, has filed suit against a former physician-employee to recover damages relating to the former employee's conduct in attempting to wrongfully bill and collect, in his individual capacity, for medical services which he rendered while employed with Acorn. Trial is scheduled for December, 1996, but management feels this case will be settled without substantial cost to Acorn.*

A former employee has filed a complaint with EEOC alleging sexual harassment. 1st Coast has filed a written response denying the alleged acts. This complaint is presently under review by the Jacksonville Equal Opportunity Commission. No civil action has been filed against 1st Coast Rehabilitation. It is premature to evaluate the outcome of this action.

10.   Supplemental
      Cash Flow
      Information

During the year ended May 31, 1996 and 1995, cash payments for interest were approximately $130,928.

11.   Other

In March, 1996, Oak Tree Riverside's CORF, Inc. moved to a new and larger facility significantly increasing its ability to provide physical therapy and rehabilitative services.

In the new facility and in the St. Augustine facility, Riverside CORF has established one of the few programs in its service area for patients suffering from Chronic Obstructive Pulmonary Disease (C.O.P.D.). In this program patients learn how to utilize many different resources to achieve their functional respiratory goals.

12.   Subsequent
      Events

On July 29, 1996, the Company entered into a one year lease for executive office space. The annual rent is $25,128.

On August 29,  1996,  Irwin  Bosh  Stack  resigned  as  Chairman  and CEO of the
Company.

----------
* This lawsuit was settled on December 31, 1996, with a payment being made to the Company.

                 OAK TREE MEDICAL SYSTEMS, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheet
                                   (Unaudited)

ASSETS                                                                                           November 30,              May 31,
                                                                                                         1996                 1996
Current Assets
  Cash                                                                                             $  661,070           $  292,315
  Patient care receivables, less allowance for doubtful accounts of
    $1,650,000 and $1,486,270 as of November 30, 1996 and
    May 31, 1996, respectively                                                                      5,028,691            3,158,325
  Prepaids and other current assets                                                                    77,542               68,621
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                                5,767,303            3,519,261

Other Assets
  Investment                                                                                        5,000,000            5,000,000
  Property and equipment, net                                                                         658,661              394,145
  Other assets                                                                                        153,421               58,657
  Excess of cost  over  fair  value of net  assets  acquired,  Less  accumulated amortization of $107,732 and $90,071
    as of November 30, 1996 and May 31, 1996, respectively                                          1,222,150            1,252,143
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                      $12,801,535          $10,224,206

-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts payable and accrued expenses                                                            $  760,469           $  920,363
  Notes payable                                                                                     1,627,878              310,623
  Current maturities of long-term debt                                                                329,234              147,846
  Deferred income taxes payable                                                                       971,575              720,782
-----------------------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                           3,689,156            2,099,614

Other Liabilities
  Long-term debt, less current maturities                                                             230,544              128,481
  Obligation to issue shares of common stock                                                          349,765              349,765
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                                   4,269,465            2,577,860
-----------------------------------------------------------------------------------------------------------------------------------


Stockholders' Equity
  Common stock,  $.01 par value,  25,000,000  shares  authorized,  2,583,406 and
    2,529,169 shares issued and outstanding
    as of November 30, 1996 and May 31, 1996, respectively                                             25,834               25,292
  Additional paid-in capital                                                                        9,908,007            9,508,549
  Deficit                                                                                          (1,401,771)          (1,887,495)
-----------------------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                                          8,532,070            7,646,346
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                        $12,801,535          $10,224,206
-----------------------------------------------------------------------------------------------------------------------------------

                 See notes to consolidated financial statements.

                 OAK TREE MEDICAL SYSTEMS, INC. AND SUBSIDIARIES
                        Consolidated Statement of Income
                                   (Unaudited)


                                                        For the Three Months                     For the Six Months
                                                          Ended November 30,                      Ended November 30,
                                                        1996                1995                1996               1995

REVENUE
  Net patient services                               $1,236,682          $  932,657          $2,239,145          $2,003,592
---------------------------------------------------------------------------------------------------------------------------

EXPENSES
  Selling, general and administrative                   630,687             511,941           1,302,626           1,202,115
  Interest                                               38,729               3,000              81,801               5,000
  Depreciation and Amortization                          63,165              46,250             107,805              92,500
---------------------------------------------------------------------------------------------------------------------------

TOTAL EXPENSES                                          732,581             561,191           1,492,232           1,299,615
---------------------------------------------------------------------------------------------------------------------------

INCOME FROM CONTINUING OPERATIONS
BEFORE PROVISION FOR INCOME TAXES                       504,101             371,466             746,913             703,977

PROVISION FOR INCOME TAXES                              170,000             136,100             261,189             258,100
---------------------------------------------------------------------------------------------------------------------------

NET INCOME                                           $  334,101          $  235,366          $  485,724          $  445,877
---------------------------------------------------------------------------------------------------------------------------

NET INCOME PER COMMON SHARE                               $.12                $.09                $.18                $.17
---------------------------------------------------------------------------------------------------------------------------

Weighted average number of common and
  common equivalent shares outstanding                2,710,526           2,586,440           2,692,347           2,592,308
---------------------------------------------------------------------------------------------------------------------------

                 See notes to consolidated financial statements.

                 OAK TREE MEDICAL SYSTEMS, INC.AND SUBSIDIARIES
                 Consolidated Statement of Stockholders' Equity
                   for the six months ended November 30, 1996
                                   (Unaudited)

                                                                                  Additional                            Total
                                                           Common Stock             Paid-in                         Stockholders'
                                                        Shares       Amount         Capital          Deficit            Equity
------------------------------------------------------------------------------------------------------------------------------------

Balance May 31, 1996                                    2,529,169     $ 25,292       $9,508,549      $ (1,887,495)       $7,646,346

Issuance of shares of common
  stock upon acquisition                                   54,237          542          399,458                 0           400,000

Net Income                                                      0            0                0           485,724           485,724
------------------------------------------------------------------------------------------------------------------------------------

Balance November 30, 1996                               2,583,406     $ 25,834       $9,908,007      $ (1,401,771)       $8,532,070
------------------------------------------------------------------------------------------------------------------------------------

                 See notes to consolidated financial statements.

                         OAK TREE MEDICAL SYSTEMS, INC.
                      Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                                         For the Six Months
                                                                                         Ended November 30,
----------------------------------------------------------------------------------------------------------------------------------
                                                                                   1996                            1995

OPERATING ACTIVITIES
     Net Income                                                                   $485,724                        $445,877
     Adjustments to reconcile net income
         to net cash used in operating activities:
         Depreciation and amortization                                             107,805                          92,500
          Reduction of allowance for doubtful accounts                            (500,000)                              0
         Deferred income taxes                                                     261,188                         258,100
         Change in assets and liabilities:
              (Increase) in patient care receivables                              (620,366)                       (155,837)
              (Increase) in prepaids and other current
                  assets                                                            (3,921)                           (532)
              (Increase) in other assets                                           (41,453)                              0
              (Decrease) in accounts payable
                  and accrued expenses                                            (158,518)                       (831,368)
----------------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN OPERATING ACTIVITIES                                             (469,541)                       (191,260)
----------------------------------------------------------------------------------------------------------------------------------
INVESTING  ACTIVITIES
     Payments on acquisition                                                      (455,000)                              0
     Increase in note receivable                                                   (50,000)                              0
     Purchases of property and equipment                                           (92,410)                              0
----------------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                             (597,410)                              0
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
     Proceeds of notes payable and long-term debt                                1,772,255                         118,750
     Payments of notes payable and long-term debt                                 (336,549)                        (49,170)
----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING
     ACTIVITIES                                                                  1,435,706                          69,580
----------------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH                                                    368,755                        (121,680)
----------------------------------------------------------------------------------------------------------------------------------
CASH - Beginning of Period                                                         292,315                         138,196
----------------------------------------------------------------------------------------------------------------------------------
CASH - End of Period                                                              $661,070                        $ 16,516
----------------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosure of Cash Flow Information:
     Interest Expense Paid                                                        $ 87,349                        $  5,000
----------------------------------------------------------------------------------------------------------------------------------

                 See notes to consolidated financial statements.

                         OAK TREE MEDICAL SYSTEMS, INC.
                   Notes to Consolidated Financial Statements
                                   (Unaudited)

1.       OPERATIONS

         Oak Tree Medical Systems, Inc., a Delaware corporation, and its subsidiaries (the "Company") operate physical therapy and rehabilitation care clinics and related medical practices in Jacksonville, Florida and New York City.


2.       CONSOLIDATED FINANCIAL STATEMENTS

         The consolidated financial statements include the accounts of Oak Tree Medical Systems, Inc. and its wholly-owned subsidiaries and Oak Tree Medical Practice, P.C., a professional practice entity over which the Company exercises significant influence and control. All material intercompany balances and transactions have been eliminated.

         The accompanying unaudited consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for financial statements. For further information, refer to the audited consolidated financial statements and notes thereto for the fiscal year ended May 31, 1996, included in the Company's Form 10-KSB filed with the Securities and Exchange Commission on September 12, 1996.

         In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of: (a) financial position as of November 30, 1996 and 1995, (b) results of operations for the three months and six months ended November 30, 1996 and 1995, (c) cash flows for the six months ended November 30, 1996 and 1995 and (d) changes in stockholders' equity for the six months ended November 30, 1996, have been made.

         The results for the three months and six months ended November 30, 1996 are not necessarily indicative of the results to be expected for the entire fiscal year ending May 31, 1997.


3.       ACQUISITION

         On October 1, 1996, the Company acquired the operations of three physical therapy care centers and a hospital service contract located primarily in New York City for $900,000, payable: (a) $400,000 in cash, (b) $100,000 by the assumption of a note payable and (c) the issuance of 54,237 shares of common stock to a creditor of the seller. The note payable is due in four installments of $25,000 through May 19, 1997, with interest at 6.07% per annum.

         In connection with the acquisition, the Company incurred expenses of $120,000, including a finder's fee of $90,000 to a company in which the wife of the chief executive officer of the Company is an owner and which was agreed to prior to employment of the chief executive officer by the Company. The finder's fee was paid $25,000 in cash and the balance in a note payable due on January 15, 1998, with interest at 10% per annum.

         The acquisition was recorded on the purchase method and the purchase price and related expenses have been allocated as follows:

              Accounts receivable                                    $  750,000
              Equipment                                                 261,689
              Supplies                                                    5,000
              Deposits                                                    3,311
                                                                     ----------

                                                                     $1,020,000
                                                                     ==========

         The consolidated financial statements included the acquired operations as of October 1, 1996.


4.       NOTE PAYABLE

         On September 30, 1996, a subsidiary of the company entered into a loan agreement with a bank for a term loan of $400,000 and a line of credit of $200,000. The proceeds of the loan were used in connection with the acquisition (Note 3) and is payable in equal monthly installments of $22,222 through March 31, 1998, plus interest at 1% above the prime rate, per annum.

         The term loan and line of credit loans are collateralized by the accounts receivable, fixed assets, etc. of the subsidiary and are guaranteed by Oak Tree Medical Systems, Inc.


5.       SUBSEQUENT EVENT

         On December 11, 1996, the Company acquired certain assets of four physical therapy care centers and a management company located in Long Island, New York for an aggregate purchase price of $650,000 and 132,190 shares of common stock of the Company, of which 126,190 shares are issuable in 18 months. The $650,000 was payable: (a) $250,000 in cash and (b) $400,000 in a note payable due in 32 monthly installments of $14,763, including interest. If a certain market price is not achieved, an additional 34,097 shares will be issued. In addition, if certain performance levels are achieved, contingent cash payments will be required.

         In connection with the acquisition, the Company incurred a finder's fee equal to 10% of the purchase price to a related company (Note 3).

                                                 Table of Contents

Available Information...........................

Prospectus Summary .............................

The Offering....................................

Risk Factors....................................

Use of Proceeds.................................

Dividend Policy.................................

Price Range of Common  Stock

Management's Discussion and
  Analysis of Financial Conditions
  and Results of Operation......................

Business

Management......................................

Certain Relationships and Related Transactions..

Principal Stockholders..........................

Description of Securities.......................

Selling Stockholders............................

Plan of Distribution............................

Changes in and Disagreements with Accountants
on Accounting and Financial Disclosure..........

Legal Matters...................................

Experts

Financial Statements ....................... F-1



                                ================

                                OAK TREE MEDICAL
                                  SYSTEMS, INC.

                                ================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.          Indemnification of Directors and Officers

         Article XVIII of the Company's By-Laws provides as follows:

         "All persons who the Corporation is empowered to indemnify pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect) shall be indemnified by the Corporation to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other such rights to which those seeking indemnification from the Corporation may be entitled, including, but not limited to, any rights of indemnification to which they may be entitled pursuant to any agreement, insurance policy, other by-law or charter provision, vote of stockholders or directors, or otherwise."

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefor unenforceable.

Item 25.          Other Expenses of Issuance and Distribution

         SEC Registration Fee.........................................
         NASD Filing Fee..............................................
         Transfer Agent Fees*.........................................
         Printing Costs*..............................................
         Legal Fees*..................................................
         Accounting Fees and Expenses*................................
         Total........................................................

-----------
*        Indicates expenses that have been estimated for the purpose of filing.

Item 26.          Recent Sales of Unregistered Securities

         A. In each of December 1994 and February 1995, the Company acquired a CORF license in consideration of 12,500 shares of Common Stock per license.

         B. In January 1995, the Company issued 400,000 shares of Common Stock to Dr. Ronald R. Dennie in consideration for the acquisition of five physical therapy clinics and related assets in the Jacksonville, Florida area. The Company also issued to Dr. Dennie options to acquire 160,000 shares, vesting in 40,000 increments in each of 1996 (at an exercise price of $2.50), 1997 (at an exercise price of $2.50), 1998 (at an exercise price of $3.50) and 1999 (at an exercise price of $4.50), provided the acquired clinics have achieved certain pre-tax earnings in the year of vesting. In each case, the options expire one year after vesting.

         C. In January 1995, the Company issued options to acquire 250,000 shares to each of Irwin Bosh Stack and Henry Dubbin, both of whom were executive officers of the Company, in consideration of past services. The options have an exercise price of $2.00 per share and expire on January 1, 1999.

         D. In September and November 1995, the Company issued Michael J. Gerber, president of the Company options to acquire 55,000 shares of Common Stock. Options to acquire 5,000 shares are exercisable at a price of $1.66 per share and expire in September 1997. Options to acquire 50,000 shares are exercisable at a price of $2.00 per share and expire in November 2002.

         E. In connection with the Company's acquisition of three physical therapy clinics in October 1996, the Company issued 54,237 shares of Common Stock. These shares were issued in partial settlement of indebtedness in the amount of $400,000 owed by the seller of the clinics and assumed by the Company.

         F. In connection with the Company's acquisition of four physical therapy centers and related assets in December 1996, and in partial consideration for such acquisition, the Company issued to the sellers 6,000 shares of Common Stock. The Company agreed to issue to the sellers an additional 111,904 shares of Common Stock on the eighteen month anniversary of the acquisition (increasing to 142,105 shares if the price per share of Common Stock does not equal or exceed $7.00 at any time prior to such eighteen month anniversary). The Company also agreed to issue on the eighteen month anniversary of the acquisition 14,286 shares of Common Stock to the landlord of one of the acquired centers in satisfaction of certain pre-existing obligations.

         G. In December 1996, the Company issued ten year options to acquire 375,000 shares to William Kedersha, the Company's Chief Executive Officer. The options have an exercise price of $1 11/16 per share and vest upon the earlier to occur of the Company's achievement of certain financial benchmarks, the five year anniversary of the issuance of the options or a change of control (as defined).

         H. In January 1997, the Company issued warrants to acquire 200,000 of Common Stock to Gotham City Corporate Relations Group, Inc. ("Gotham City") in consideration of public relations consulting services to be rendered to the Company by Gotham City. Warrants to acquire 66,667 shares are exercisable at $5.00 per share, warrants to acquire 66,667 shares are exercisable at $6.00 per share, and warrants to acquire 66,667 shares are exercisable at $7.00 per share. All such warrants expire on January 1, 1998. In addition, the Company has agreed to issue Gotham City 10,000 shares of Common Stock. Also, in January 1997, the Company agreed to issue to Anthony Palmigiano 10,000 shares of Common Stock, subject to certain conditions, in consideration of financial consulting services to be rendered to the Company by Mr. Palmigiano.

         The issuance set forth above were issued pursuant to Section 4(2) of the Securities Act of 1933, as transactions by an issuer not involving any public offering, and, alternatively, in the case of employee options, on a no-sale theory.

Item 27.   List of Exhibits

Exhibit    Description of Exhibit                               Page No.
-------------------------------------------------------------------------
3-A2     Certificate of Incorporation .................................
3-B2     Amendment to Certificate of Incorporation ....................
3-C2     By-Laws ......................................................

4-A3     Term Loan Agreement between First Union National Bank and
         Oak Tree Medical Management, Inc., dated September 30, 1996
4-B3     Security Agreement between First Union National Bank and
         Oak Tree Medical Management, Inc., dated September 30, 1996
4-C3     Promissory Note and Promissory Note between First Union
         National Bank and Oak Tree Medical Management, Inc.,
         dated September 30, 1996......................................
4-D3     Unconditional Guaranty between First Union National Bank,
         Oak Tree Medical Management, Inc. and Oak Tree Medical
         Systems, Inc., dated September 30, 1996.......................
4-E3     Health Care Receivables Loan and Security Agreement between
         Sam Fund I, L.P. and Oak Tree Receivables, Inc., dated
         September 16, 1996............................................
4-F4 Promissory Note between Oak Tree Medical Management, Inc. and Maple Health, Inc., Northern Professional, Inc., Southern Professional, Inc., Mark A. Gentile, James O'Neill, Robert Einemann and Bernard Posner and Oak Tree Medical
         Management, Inc., dated December 11, 1996.....................
4-G4 Security Agreement between Oak Tree Medical Management, Inc. and Maple Health, Inc., Northern Professional, Inc., Southern Professional, Inc., Mark A. Gentile, James O'Neill, Robert Einemann and Bernard Posner and Oak Tree Medical
         Management, Inc., dated December 11, 1996.....................

51       Opinion of Registrant's Counsel ..............................

10-A2    Lease Agreement between CSL Exchange South Associates and
         Riverside CORF, Inc., dated January 28, 1996 .................
10-B2 Lease Agreement between N. Patrick Hale, M.D. and Sue S. Hale and First Coast Physical Medicine Assoc., dated November 1, 1994
10-C2    Lease Agreement between Leon Maron and Soleil, Inc.,
         dated July 10, 1992 ..........................................
10-D3 Agreement of Sale between Orthopedic & Sports Therapy Services of Queens, L.P., Parkside of Queens, Inc. and Oak Tree
         Medical Management, Inc., dated October 1, 1996...............

10-E3 Agreement of Sale between Parkside Physical Therapy Services, P.C. and New Media Practice, P.C., dated October 1, 1996
10-F3    Agreement of Sale between Gary Danziger, PTSR, Inc. and
         Oak Tree Medical Management, Inc., dated October 1, 1996
10-G4 Agreement of Sale between Maple Health, Inc., Northern Professional, Inc., Southern Professional, Inc., Mark A. Gentile, James O'Neill, Robert Einemann and Bernard Posner and Oak Tree Medical
         Management, Inc., dated December 11, 1996 ("Agreement of
         Sale of Long Island Practices")......................................
10-H4    Agreement of Sale between Steven Rotwein, P.T., P.C. and New
         Medical Practice, P.C. dated December 11, 1996.......................
10-I4    Letter, dated December 26, 1996, in respect of modification of
         Agreement of Sale of Long Island Practices...........................
10-J4    Letter, dated January 14, 1997, in respect of modification of
         Agreement of Sale of Long Island Practices...........................
10-K5    Executive Employment Agreement of William Kedersha and Oak Tree
         Medical Systems, Inc., dated December 3, 1996........................
10-L5    Stock Option Agreement between Burton Dubbin and Oak Tree
         Medical Systems, Inc., dated December 3, 1996........................
10-M5 Public Relations Consulting Letter Agreement between Gotham City Corporate Relations Group, Inc. and Oak Tree Medical Systems, Inc.,
         dated December 20, 1996..............................................
10-N5 Financial Advisor Consulting Letter Agreement between Anthony Palmigiano and Oak Tree Medical Systems, Inc., dated
         December 20, 1996....................................................

23-A1     Consent of                       , Registrant's Counsel
23-B      Consent of Simon Krowitz Bolin & Associates, P.A.
          Registrant's Accountant..............................................

-------------
(1)   To be filed by amendment.
(2)   Previously field.
(3) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1996.
(4) Incorporated by reference to the Company's Current Report on Form 8-K dated December 11, 1996.
(5) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended November 30, 1996.

Item 28.          Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in such prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities registered therein.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment Number Two to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 21st day of January, 1997.


                                   OAK TREE MEDICAL SYSTEMS, INC.


                             By:   /s/ WILLIAM KEDERSHA
                                   --------------------
                                   William Kedersha, Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment Number Two to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                         Title                          Date

/s/ WILLIAM KEDERSHA       Chief Executive Officer           January 21, 1997
--------------------
William Kedersha           and Director (Chief Financial
                           and Accounting Officer)

/s/ MICHAEL J. GERBER      President, Secretary and          January 21, 1997
---------------------
Michael J. Gerber          Director

/s/ HENRY DUBBIN           Vice Chairman of the Board,       January 21, 1997
----------------
Henry Dubbin               Vice President and Director